Exhibit 4.1

Execution Copy

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AGREEMENT

This License Agreement (the “Agreement”), effective as of April 8, 2022 (the “Effective Date”), is entered into by and between Telix International Pty Ltd, an Australian private company with a place of business at Suite 401, 55 Flemington Road, North Melbourne VIC 3051, Australia (“Telix”), Eli Lilly Kinsale Limited, an Irish private limited company with a place of business at Dunderrow, Kinsale Co., Kinsale, Ireland (“Lilly”), and, solely for purposes of Section 10.8, Telix Pharmaceuticals Limited, owner of all of the outstanding stock of Telix and an Australian public company with a place of business at Suite 401, 55 Flemington Road, North Melbourne VIC 3051, Australia (“Telix Parent”). Telix and Lilly may be referred to herein individually as a “Party” or collectively as the “Parties”.

Recitals:

A. Lilly has developed and controls certain proprietary rights to a certain antibody listed on Exhibit A attached hereto.

B. Telix is a biotechnology company developing and commercializing molecularly-targeted radiation pharmaceutical products.

C. Lilly wishes to grant to Telix, and Telix wishes to receive, an exclusive license to develop and exploit products constituting a radio-labeled version of such antibody under the terms and conditions set forth in this Agreement.

Agreement:

1. DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1 “Acquired Entity” means, in the event a Party or any Affiliate thereof acquires any Third Party or all or substantially all of the stock, assets, or business of a Third Party or otherwise obtains control of a Third Party (with “control”, for purposes of this definition, having the meaning set forth below in the definition of “Affiliate”), such Third Party or any Affiliate thereof.

1.2 “Acquiring Entity” means any Third Party that acquires all or substantially all of the stock, assets, or business of a Party or any Affiliate thereof (or all or substantially all of the assets or business thereof related, in either case, to this Agreement) or otherwise obtains control of a Party or any Affiliate thereof (with “control”, for purposes of this definition, having the meaning set forth below in the definition of “Affiliate”), or any Affiliate of such Third Party. The Third Party in a Change of Control with respect to a Party shall be an Acquiring Entity with respect to such Party.

1.3 “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time.

1.4 “Affiliate” means, with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.4, “control” means (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.5 “Agreement” has the meaning set forth in the Preamble.

1.6 “ALCOA+” has the meaning set forth in Section 1.26.

1.7 “Applicable Laws” means all statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority that may be in effect from time to time and applicable to the activities contemplated by this Agreement.

1.8 “Bankruptcy Laws” has the meaning set forth in Section 13.6.

1.9 “BLA” means a Biologics License Application under the United States’ Public Health Services Act and Federal Food, Drug and Cosmetics Act, each as amended, and the regulations promulgated thereunder, or a comparable filing seeking Regulatory Approval in any country.

1.10 “Business Day” means any day other than a Saturday or a Sunday on which the banks in Indianapolis, Indiana are open for business.

1.11 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31. The first Calendar Quarter under this Agreement shall commence as of the Effective Date and end on June 30 of the same year.

1.12 “Calendar Year” means the respective periods of twelve (12) months commencing on January 1 and ending on December 31. The first Calendar Year under this Agreement shall commence as of the Effective Date and end on December 31 of the same year.

1.13 “Change of Control” means, with respect to either Party, (a) the acquisition by a Third Party, in one transaction or a series of related transactions, of direct or indirect beneficial ownership of more than fifty percent (50%) of the outstanding voting equity securities of such Party (excluding, for clarity, an acquisition by a Third Party where the equity holders of such acquired Party immediately prior to such transaction hold a majority of the voting shares of outstanding capital stock of the surviving entity immediately following such transaction); (b) a merger or consolidation involving such Party, as a result of which a Third Party acquires direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a sale or transfer of all or substantially all of the assets of such Party (or those assets related to the subject matter of this Agreement), including such Party’s interest in this Agreement, in one transaction or a series of related transactions to a Third Party.

1.14 “Claim” has the meaning set forth in Section 10.1.

1.15 “Combination Product” means (a) in the case of Lilly Products sold by Lilly, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, a Lilly Product containing a Licensed Antibody and one or more additional active pharmaceutical ingredients that are not the Licensed Antibody, whether co-formulated or co-packaged or (b) in the case of Licensed Products sold by Lilly, Telix, an Affiliate of either of the foregoing, or a licensee or sublicensee of any of the foregoing, a Licensed Product containing one or more additional active pharmaceutical ingredients that are neither the Licensed Antibody nor any radioisotope conjugated or labelled therewith, whether co-formulated or co-packaged. A separately saleable product incorporating (i) in the case of Lilly Products, such an additional pharmaceutical ingredient that is not the Licensed Antibody and (ii) in the case of Licensed Products, such an additional active pharmaceutical ingredient that is not the Licensed Antibody nor any radioisotope conjugated or labelled therewith shall be referred to, in either case, as applicable, as an “Other Product”.

1.16 “Commercialization” or “Commercialize” means activities taken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, sales force recruitment, pricing determination, Manufacturing (for sale or other use with respect to Commercialization), importation, offering for sale, sale and distribution for commercial sale, of a pharmaceutical product and post-launch medical activities, including without limitation: [**].

1.17 “Commercially Reasonable Efforts” means [**].

1.18 “Companion Diagnostic” means a Licensed Product for use as a tool to (i) identify or select patients for actual or potential treatment with a Lilly Product or (ii) assist in the modulation or adjustment of the administration or dosage amount or frequency of Lilly Product to a patient undergoing treatment therewith.

1.19 “Companion Diagnostic-Specific Telix Patents” has the meaning set forth in Section 11.2(b)(ii)(2).

1.20 “Companion Diagnostic-Specific Joint Patents” has the meaning set forth in Section 11.2(C)(i)(2).

1.21 “Confidential Information” means all information disclosed or made available by a Party (the “Disclosing Party”) or its Representatives to the other Party (the “Receiving Party”) or its Representatives pursuant to, or in connection with, this Agreement or pursuant to the Confidentiality Agreement or the MTA, whether, in each case, in written, oral, graphic, electronic or other form, provided that [**].

1.22 “Confidentiality Agreement” means the Confidentiality Agreement between Eli Lilly and Company and Telix Parent, dated [**].

1.23 “Control”, “Controls” or “Controlled by” means (except as used in Section 1.4, above), (i) with respect to any item of or right under Patents or Know-How, the ability of the specified Party or any of its Affiliates, whether through ownership, license or other right (other than pursuant to this Agreement), to grant access to, license or sublicense such item or right without violating the terms of any agreement or other arrangement with any Third Party or, (ii) with respect to such items or rights obtained pursuant to an agreement executed after the Effective Date[**].

1.24 “Cover” means, with respect to a Licensed Antibody or Licensed Product in a particular country, that [**]. “Covering” has a corresponding meaning.

1.25 “Data Exclusivity Period” means, with respect to any Licensed Product or Lilly Product, respectively, [**].

1.26 “Data Integrity” means the completeness, consistency, and accuracy of data throughout the data lifecycle. Complete, consistent, and accurate data should be attributable, legible, contemporaneously recorded, original or a true copy, and accurate, plus complete, consistent, enduring and available (“ALCOA+”) as currently defined and accepted by global Regulatory Agencies.

1.27 “Defensive Joint New Patent Action” has the meaning set forth in Section 11.4(c)(i).

1.28 “Defensive Licensed Patent Action” has the meaning set forth in Section 11.4(a)(i).

1.29 “Defensive Telix Patent Action” has the meaning set forth in Section 11.4(b)(ii).

1.30 “Develop” or “Development” or “Developing” means research, discovery, process development, manufacturing and importation for preclinical and clinical uses, and preclinical and clinical drug or biological development activities, including, without limitation, test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, preclinical and clinical studies and regulatory affairs, in each case, of a Licensed Product in the Telix Field, [**].

1.31 “Development Plan” means the plan for the bioconjugation activities, pre-clinical activities, and POC Study to be performed by or on behalf of Telix with respect to the Licensed Product attached as Exhibit B.

1.32 “Disclosing Party” has the meaning set forth in Section 1.21.

1.33 “Dispute” has the meaning set forth in Section 13.4.

1.34 “Dollar” or “$” means the legal currency of the United States of America.

1.35 “Effective Date” has the meaning set forth in the Preamble.

1.36 “Executive Officers” has the meaning set forth in Section 13.4.

1.37 “FCPA” has the meaning set forth in Section 13.3(a).

1.38 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.39 “First Commercial Sale” means, [**].

1.40 “First Patient In” or “FPI” means the date the first human subject or patient is qualified for acceptance into a human clinical trial that is sponsored by, or otherwise conducted by or on behalf of, Telix, an Affiliate thereof, or any Sublicensee or for which any of the foregoing enjoy any rights to any data or results.

1.41 “First Registration Date” means the first date Regulatory Approval is granted to Telix, an Affiliate thereof, or a Sublicensee with respect to a Licensed Product in any country in the Territory.

1.42 “First Re-Registration Date” means the first date Regulatory Approval is granted to Lilly, an Affiliate thereof, licensee, or sublicensees of either of the foregoing with respect to a Lilly Product for a Lilly Product in any country in the Territory based on the use of a Companion Diagnostic to select patients for treatment therewith in the Registration Study upon which such Regulatory Approval was granted or as required by such Regulatory Approval for the administration of such Lilly Product (which for the avoidance of doubt, does not include the date of any Regulatory Approval received prior to the Effective Date or any Regulatory Approval, other than that described in the preceding portion of this Section 1.42, received following the Effective Date).

1.43 “GAAP” means U.S. Generally Accepted Accounting Principles as the same may be in effect from time to time.

1.44 “GCP” means all applicable current Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of human clinical trials, including, as applicable, (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) E6 and any other guidelines for good clinical practice for trials on medicinal products in the Territory, (b) the Declaration of Helsinki (2004) as last amended at the 52nd World Medical Association in October 2000 and any further amendments or clarifications thereto, (c) U.S. Code of Federal Regulations Title 21, Parts 50, 54, 56, 312 and 314, as may be amended from time to time, and (d) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.45 “GLP” means the then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the Council Directive 87/18/EEC, as amended, the principles for Good Laboratory Practice and/or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Licensed Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.46 “GMP” means all applicable current Good Manufacturing Practices including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. Parts 4,210,211,601,610 and 820, (b) European Directive 2003/94/EC and Eudralex 4, (c) the principles detailed in the WHO TRS 986 Annex 2, TRS 961 Annex 6, TRS 957 Annex 2 and TRS 999 Annex 2,(d) ICH Q7 guidelines, and (e) the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time.

1.47 “Government or Public Official” means: (i) any officer or employee of: (a) a government, or any department or agency thereof; (b) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (c) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (ii) any political party or party official or candidate for public or political party office; and (iii) any person acting in an official capacity on behalf of any of the foregoing.

1.48 “Governmental Authority” means any agency, bureau, branch, office, court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.

1.49 “ICH” has the meaning set forth in Section 1.44.

1.50 “IND” means a submission for approval in the Territory to conduct human clinical investigations filed with or submitted to a Regulatory Authority for a country in the Territory in conformance with the requirements of such Regulatory Authority.

1.51 “Indemnifying Party” has the meaning set forth in Section 10.3.

1.52 “Indemnitee” has the meaning set forth in Section 10.3.

1.53 “Indication” means a discrete, clinically recognized form of a disease or health condition.

1.54 “Joint Commencing Party” has the meaning set forth in Section 11.4(c)(ii).

1.55 “Joint Defending Party” has the meaning set forth in Section 11.4(c)(iii).

1.56 “Joint New Know-How” means any New Know-How that:

[**].

1.57 “Joint New Patent Challenge” has the meaning set forth in Section 11.4(c)(i).

1.58 “Joint New Patent Infringement” has the meaning set forth in Section 11.4(c)(i).

1.59 “Joint New Patents” means any Patents that (i) come under the Control of Lilly, Telix, or any Affiliate of either of the foregoing and (ii) were filed after the Effective Date with respect to any Joint New Know-How.

1.60 “Know-How” means any proprietary and confidential scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including any of the foregoing that are databases, safety information, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, bioconjugation protocols and data, analytical and quality control data, stability data, studies and procedures, manufacturing process and development information, results or data. For clarity, Know-How excludes Patents.

1.61 “Licensed Antibody” means the PDGFRA-binding monoclonal antibody known as olaratumab, as further described on Exhibit A attached hereto.

1.62 “Licensed Know-How” means [**].

1.63 “Licensed Patent Challenge” has the meaning set forth in Section 11.4(a)(i).

1.64 “Licensed Patent Infringement” has the meaning set forth in Section 11.4(a)(i).

1.65 “Licensed Patents” means (a) the Patents listed on Exhibit C, [**].

1.66 “Licensed Product” means a product constituting the Licensed Antibody when labelled with a radioisotope that uses, relies on, incorporates, or is Covered by Linker Technology or any Telix Technology.

1.67 “Licensed Subproduct(s)” has the meaning set forth in Section 1.132.

1.68 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.69 “Lilly” has the meaning set forth in the Preamble.

1.70 “Lilly Field” means the use of a Companion Diagnostic to identify or select patients for treatment or discontinuation of treatment with a Lilly Product or to determine the necessity and/or nature of any modifications to any such treatment.

1.71 “Lilly IND” means the IND identified as IND [**].

1.72 “Lilly Indemnitee(s)” has the meaning set forth in Section 10.2.

1.73 “Lilly Milestone” has the meaning set forth in Section 7.3.

1.74 “Lilly Net Sales” means, with respect to a Companion Diagnostic or Lilly Product, as applicable, the [**].

[**] for purposes of this definition of “Lilly Net Sales.” Such amounts shall be determined from the books and records of Lilly, its Affiliates, or its or their licensees or sublicensees. Lilly further agrees that, in determining such amounts, it will use (and cause its Affiliates and its and their licensees and sublicensees to use) their then-current standard procedures and methodology, including their then current standard and reasonable exchange rate methodology for the translation into Dollars of sales in currencies other than Dollars, consistently applied.

In the event that a Lilly Product or Companion Diagnostic is sold by Lilly, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing as a Combination Product, the Lilly Net Sales of such Lilly Product or Companion Diagnostic sold by Lilly, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, for the purposes of determining royalty payments, shall be determined by [**].

In the event that the weighted average sale price of the [**] can be determined but the weighted average sale price of the applicable Other Product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of the applicable Other Product(s) can be determined but the weighted average sale price of the [**] cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of both the [**] the Other Product(s) for the Combination Product cannot be determined, the Net Sales of the Lilly Product shall be deemed to be equal to [**] percent ([**]%) of the Net Sales of the Combination Product.

The weighted average sale price for a [**], Other Product, or Combination Product shall be calculated [**] and such price shall be used during all applicable royalty reporting periods for the [**]. When determining the weighted average sale price of a [**], Other Product, or Combination Product, the weighted average sale price shall be calculated by dividing the sales revenue (translated into Dollars) by the units of active ingredient sold in such country during the [**] for the respective [**], Other Product, or Combination Product. In the [**], a forecasted weighted average sale price will be used for the [**], Other Product, or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the [**].

1.75 “Lilly New Know-How” means any [**].

1.76 “Lilly New Patents” means [**].

1.77 “Lilly Product” means any finished product incorporating a form of the Licensed Antibody that is not conjugated with a radioisotope, including any such product incorporating, in addition to the Licensed Antibody, any active pharmaceutical ingredient other than the Licensed Antibody.

1.78 “[**]” has the meaning set forth in Section [**].

1.79 “Lilly Royalty Term” means:

(a) with respect to Companion Diagnostics, on a Companion Diagnostic-by- Companion Diagnostic and country-by-country basis, the period of time commencing on the First Commercial Sale of a particular Companion Diagnostic by Lilly, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing with respect to such Companion Diagnostic in a particular country and ending on the latest of the following: (i) the twelfth (12th) anniversary of such First Commercial Sale of such Companion Diagnostic in such country; (ii) the first day on which there is not at least one Telix Patent (other than a Joint Patent) having a Valid Claim Covering such Companion Diagnostic in such country; or (iii) the expiration of the last-to-expire Data Exclusivity Period for such Companion Diagnostic in such country; and

(b) with respect to Lilly Products, on a Lilly Product-by-Lilly Product and country-by- country basis, the period of time commencing on the First Re-Registration Date for a particular Lilly Product in a particular country and ending on the latest of the following: (i) the twelfth (12th) anniversary of the date of First Commercial Sale of a Lilly Product sold for the labeled use of the treatment of human cancers, in such country following the First Re-Registration Date for such Lilly Product in such country; (ii) the first day on which there is not at least one Telix Patent having a Valid Claim in such country Covering the Companion Diagnostic that is (1) used to obtain First Re-Registration Date of such Lilly Product or (2) commercially used to identify patients for treatment with such Lilly Product, in such country; or (iii) the expiration of the last-to-expire Data Exclusivity Period based on the Regulatory Approval defining the First Re-Registration Date for such Lilly Product in such country.

1.80 “[**]” has the meaning set forth in Section [**].

1.81 “[**]” has the meaning set forth in Section [**].

1.82 “Linker Technology” means [**].

1.83 “Losses” has the meaning set forth in Section 10.1.

1.84 “Major Market” means any of the following: [**].

1.85 “Manufacture” and “Manufacturing” mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of Licensed Antibody or Licensed Product, or any intermediate of either of the foregoing, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.86 “Milestone” has the meaning set forth in Section 6.2.

1.87 “MTA” means that certain Material Transfer Agreement, dated [**], between Eli Lilly and Company and Telix.

1.88 “New Know-How” means [**].

1.89 “New Patents” means Patents filed after the Effective Date with respect to New Know-How.

1.90 “Offensive Joint New Patent Action” has the meaning set forth in Section 11.4(c)(i).

1.91 “Offensive Licensed Patent Action” has the meaning set forth in Section 11.4(a)(i).

1.92 “Offensive Telix Patent Action” has the meaning set forth in Section 11.4(b)(ii).

1.93 “Option” has the meaning set forth in Section 3.4(a).

1.94 “Other Product” has the meaning set forth in Section 1.15.

1.95 “Party Specific Regulations” shall mean all judgments, decrees, orders or similar decisions issued by any Governmental Authority specific to a Party or any Affiliate thereof, and all consent decrees, corporate integrity agreements, or other agreements or undertakings of any kind by a Party or any Affiliate thereof with any Governmental Authority, in each case as the same may be in effect from time to time and applicable to a Party’s or its Affiliates’ activities contemplated by this Agreement.

1.96 “Party(ies)” has the meaning set forth in the Preamble.

1.97 “Patent(s)” means all patents and patent applications in any country or supranational jurisdiction, including any provisionals, substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions, any other pre- or post-grant forms of any of the foregoing, any confirmation patents or registration patents or patents of addition, utility models, patent term extensions or restorations, and supplementary protection certificates or requests for continued examinations and the like, including any and all foreign counterparts of any of the foregoing.

1.98 “Patent Prosecution” or “Prosecution” means, with respect to a Patent, (a) preparing, filing and prosecuting applications (of all types) for such Patent, (b) paying filing, issuance and maintenance fees relating to such Patent, (c) managing and conducting any interference, opposition, invalidation, re-issue, reexamination, revocation, nullification, post-grant review, inter partes review, derivation proceeding, cancellation proceeding or other similar administrative proceeding or administrative appeal thereof with respect to such Patent, and (d) settling any interference, opposition, revocation, nullification or cancellation proceeding.

1.99 “PDGFRA” means platelet-derived growth factor receptor alpha.

1.100 “Person” means any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other legal entity or organization, other than Lilly or Telix.

1.101 “Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by Applicable Laws, or by either Party in any of its own privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person, whether or not such information is associated with an identified individual person.

1.102 “Phase I Clinical Trial” means (i) a study in humans which provides for the first introduction into humans of a Licensed Product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(a), as amended from time to time, or (ii) any analogous clinical trial described or defined in Applicable Laws and guidelines for a clinical trial conducted in another country in the Territory.

1.103 “Phase II Clinical Trial” means (i) a study in humans of the safety, dose ranging and efficacy of a Licensed Product, which is prospectively designed to generate sufficient data (if successful) to commence a Phase III Clinical Trial or to file for accelerated approval, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(b), as amended from time to time, or (ii) any analogous clinical trial described or defined in Applicable Laws and guidelines for a clinical trial conducted in another country in the Territory.

1.104 “Phase III Clinical Trial” means (i) a controlled study in humans of the efficacy and safety of a Licensed Product, which is prospectively designed to demonstrate statistically whether such product is effective and safe for use in a particular indication in a manner sufficient to file for Regulatory Approval for human therapeutic or prophylactic use, or otherwise consistent with the requirements of U.S. 21 C.F.R. §312.21(c), as amended from time to time, or (ii) any analogous clinical trial described or defined in Applicable Laws and guidelines for a clinical trial conducted in another country in the Territory.

1.105 “POC Study” means a [**].

1.106 “Privacy Laws” has the meaning set forth in Section 13.3(a).

1.107 “Product Marks” means all trademarks, including trade names, trade dresses, branding, and logos, owned, controlled, or used by or on behalf of Telix or any Affiliate thereof during the Term with respect to any Licensed Product, other than those representing Telix or its Affiliates generally.

1.108 “[**]” has the meaning set forth in Section [**].

1.109 “Product-Related Materials” means all advertising and promotional materials (including but not limited to flyers, brochures, pamphlets and electronic media), labeling and packaging materials, and any materials or items similar to the foregoing to the extent, in each case, pertaining exclusively to the Licensed Products and in the possession or control of Telix, any Affiliate thereof, or any Sublicensee whose rights do not survive the applicable termination, and all copyright and similar rights to the contents thereof, provided that the foregoing rights shall not include any rights to any trademark, logos, or the like other than Product Marks.

1.110 “Radiotherapeutic Indication” means [**].

1.111 “Receiving Party” has the meaning set forth in Section 1.21.

1.112 “Registration Study” means (i) a Phase III Clinical Trial or (ii) any other human clinical trial of a Licensed Product or Lilly Product that is intended to support the submission of a Regulatory Application without conduct of any subsequent Phase I Clinical Trial, Phase II Clinical Trial, or Phase III Clinical Trial.

1.113 “Regulatory Applications” means any and all applications that are necessary and appropriate to obtain a Regulatory Approval with respect to a Licensed Product or Lilly Product, including, without limitation, all required documents, data and information concerning a Licensed Product or Lilly Product, filed or required to be filed with or, otherwise submitted to, a Regulatory Authority.

1.114 “Regulatory Approval” means all approvals or clearances from the relevant Regulatory Authority(ies) necessary to market and sell a Licensed Product or Lilly Product for human therapeutic, prophylactic, or diagnostic use in a particular jurisdiction in the Territory (excluding all applicable pricing and reimbursement approvals).

1.115 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the conduct of clinical trials or the manufacturing, marketing, sale, reimbursement or pricing of a Licensed Product or Lilly Product in the Territory.

1.116 “Regulatory Materials” means all Regulatory Approvals, Regulatory Applications and other regulatory submissions in the Territory for any Licensed Antibody, Licensed Products, or Lilly Products and all correspondence with such Regulatory Authorities relating to any Licensed Antibody, Licensed Product, or Lilly Product.

1.117 “Related Party” means (i) with respect to Telix, any Affiliate of Telix or any Sublicensee and (ii) with respect to Lilly, any Affiliate thereof or licensee or sublicensee of Lilly or any Affiliate thereof with respect to any Companion Diagnostic or Lilly Product.

1.118 “Representatives” means, with respect to a Party, such Party’s Affiliates, and such Party’s and its Affiliates’ directors, officers, employees, agents and other representatives.

1.119 “Restricted Person” has the meaning set forth in Section 9.2(g).

1.120 “Sanctioned Territory” has the meaning set forth in Section 9.2(g).

1.121 “Sublicense” means any agreement entered into by Telix, any Affiliate thereof, or any prior Sublicensee with a Sublicensee pursuant to which such Sublicensee obtains a sublicense to any of the rights granted to Telix under any Licensed Technology.

1.122 “Sublicense Revenue” means [**].

1.123 “Sublicensee” means any Third Party to which Telix, an Affiliate thereof, or a Sublicensee grants a sublicense of the rights granted to Telix under the Licensed Patents or Licensed Know-How.

1.124 “Successful Completion” means:

(a) with respect to the POC Study, that the results thereof achieve the clinical endpoints established therefor in the applicable clinical study protocol or (1) in the case of the POC Study being a Phase I Clinical Trial, reasonably support the conduct of a Phase II Clinical Trial or submission of a Regulatory Application with respect thereto in [**] without conduct of any further clinical trials of the Companion Diagnostic or (2) in the case of the POC Study being a Phase II Clinical Trial, reasonably support the conduct of a Phase III Clinical Trial or submission of a Regulatory Application with respect thereto in [**] without conduct of any further clinical trials of the Companion Diagnostic; and

(b) with respect to a Registration Study of a Lilly Product, that the results of such Registration Study are sufficient to support the submission of a Regulatory Application in [**] with respect to the Lilly Product and Indication therefor that are the subject of such study without conduct of any further clinical trials, as reasonably determined in good faith by Lilly.

1.125 “Sublicense Revenue Royalties” has the meaning set forth in Section 6.5.

1.126 “Telix” has the meaning set forth in the Preamble.

1.127 “Telix Commencing Party” has the meaning set forth in Section 11.4(b)(iii)(2).

1.128 “Telix Defending Party” has the meaning set forth in Section 11.4(b)(iv)(2).

1.129 “Telix Field” means the diagnosis or treatment of human cancers using antibody-radioisotope conjugates, provided that, if Lilly exercises its Option, the Telix Field shall not include the Lilly Field during the effectiveness of the rights granted to Lilly and its Affiliates under Section 3.4(b).

1.130 “Telix lndemnitee(s)” has the meaning set forth in Section 10.1.

1.131 “Telix Know-How” means any and all Know-How (other than Licensed Know-How) that is Controlled by Telix or any of its Affiliates as of the Effective Date, comes under the Control of Telix or any of its Affiliate thereafter, or constitutes Telix New Know-How or Telix’s or its Affiliates’ interest in Joint New Know-How and (a) relates to any Linker Technology, radiolabeling of antibodies, or other conjugation of a radioisotope to antibodies, (b) is Covered by any Telix Patent, or (c) is necessary or reasonably useful for the Manufacture, Development, or Commercialization of any Licensed Antibody or Licensed Product, provided that Telix Know-How shall not include any Know-How Controlled by any Acquiring Entity or Acquired Entity of Telix or any Affiliate thereof, except to the extent such Know-How (i) was already included within the Telix Know-How immediately prior to the date of the transaction by which such Acquiring Entity or Acquired Entity, respectively, first became an Acquiring Entity or Acquired Entity, respectively, of Telix or any Affiliate thereof or (ii) constitutes Telix New Know-How or Joint New Know-How.

1.132 “Telix Net Sales” means, with respect to a Licensed Product, the [**].

[**] for purposes of this definition of “Telix Net Sales.” Such amounts (and any Sublicense Revenue) shall be determined from the books and records of Telix, its Affiliates, or Sublicensees, maintained in accordance with GAAP. Telix further agrees that, in determining such amounts (and any Sublicense Revenue), it will use (and cause its Affiliates and Sublicensees to use) their then-current standard procedures and methodology, including their then current standard and reasonable exchange rate methodology for the translation into Dollars of sales in currencies other than Dollars, consistently applied.

In the event that a Licensed Product is sold by Telix, an Affiliate thereof, or a Sublicensee as a Combination Product, the Net Sales of such Licensed Product, for the purposes of determining royalty payments, shall be determined by [**].

In the event that the weighted average sale price of the Licensed Subproduct(s) can be determined but the weighted average sale price of the Other Product(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of the Other Product(s) can be determined but the weighted average sale price of the Licensed Subproduct(s) cannot be determined, Net Sales for purposes of determining royalty payments shall be calculated by [**].

In the event that the weighted average sale price of both the Licensed Subproduct(s) and the Other Product(s) for the Combination Product cannot be determined, the Net Sales of the Licensed Product shall be deemed to be equal to [**] percent ([**]%) of the Net Sales of the Combination Product.

The weighted average sale price for a Licensed Subproduct, Other Product, or Combination Product shall be calculated [**] and such price shall be used during all applicable royalty reporting periods for the [**]. When determining the weighted average sale price of a Licensed Subproduct, Other Product, or Combination Product, the weighted average sale price shall be calculated by dividing the sales revenue (translated into Dollars) by the units of active ingredient sold in such country during the [**] for the respective Licensed Subproduct, Other Product, or Combination Product. In the [**], a forecasted weighted average sale price will be used for the Licensed Subproduct, Other Product, or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices will be paid or credited in the first royalty payment of the [**].

1.133 “Telix New Know-How” means New Know-How that is (i) directly related to the Linker Technology as such Linker Technology exists as of the Effective Date and (ii) not related to any Licensed Technology existing as of the Effective Date or the composition, manufacture or use of Licensed Antibody.

1.134 “Telix New Patents” means Patents coming under the Control of Telix or any Affiliate thereof that were filed after the Effective Date with respect to any Telix New Know-How.

1.135 “Telix Patent Challenge” has the meaning set forth in Section 11.4(b)(ii).

1.136 “Telix Patent Infringement” has the meaning set forth in Section 11.4(b)(ii).

1.137 “Telix Patents” means (i) the Patents listed in Exhibit D, any Patents claiming priority thereto, (ii) any Telix New Patents, (iii) Telix’s or its Affiliates’ interest in any Joint New Patents, and (iv) any and all Patents Controlled by Telix or any Affiliate thereof as of the Effective Date, or corning under the Control of Telix or any Affiliate thereof following the Effective Date that, in each case, Cover any Licensed Product or Licensed Antibody, provided that Telix Patents shall not include any Patents Controlled by any Acquiring Entity or Acquired Entity of Telix or any Affiliate thereof, except to the extent such Patents (i) were already included within the Telix Patents immediately prior to the date of the transaction by which such Acquiring Entity or Acquired Entity, respectively, first became an Acquiring Entity or Acquired Entity, respectively, of Telix or any Affiliate thereof or (ii) constitute Telix New Patents or Joint New Patents.

1.138 “Telix Radiodiagnostic IP” means (i) the Telix Technology, (ii) any Know-How Controlled by, or corning under the Control of, Telix or any Affiliate thereof, that is necessary or useful for the development, use, manufacture, sale, import, or exploitation of any Companion Diagnostic, and (iii) any Patents Controlled by, or corning under the Control of, Telix or any Affiliate thereof that Cover any Companion Diagnostic, provided that Telix Radiodiagnostic IP shall not include any Patents or Know-How Controlled by any Acquiring Entity or Acquired Entity of Telix or any Affiliate thereof, except to the extent such Patents or Know-How (i) were already included within the Telix Radiodiagnostic IP immediately prior to the date of the transaction by which such Acquiring Entity or Acquired Entity, respectively, first became an Acquiring Entity or Acquired Entity, respectively, of Telix or any Affiliate thereof or (ii) constitute Telix New Patents, Telix New Know-How, Joint New Patents, or Joint New Know-How.

1.139 “Telix Radiodiagnostic Patents” means any Patents included in Telix Radiodiagnostic IP.

1.140 “Telix Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the period of time commencing on the First Commercial Sale by Telix, an Affiliate thereof, or Sublicensee of a particular Licensed Product in a particular country and ending on the latest of the following: (a) the twelfth (12th) anniversary of such First Commercial Sale of such Licensed Product in such country; (b) the first day on which there is not at least one Licensed Patent (other than a Joint Patent) having a Valid Claim Covering such Licensed Product in such country; or (c) the expiration of the last-to-expire Data Exclusivity Period for such Licensed Product in such country.

1.141 “Telix Technology” means Telix Know-How and Telix Patents.

1.142 “[**]” has the meaning set forth in Section [**].

1.143 “Term” has the meaning set forth in Section 12.1.

1.144 “Territory” means worldwide.

1.145 “Third Party” means an entity other than Lilly, Telix, or any Affiliate of Lilly or Telix.

1.146 “Transferred Material” means the tangible supply of pharmaceutical preparation in finished form incorporating the Licensed Antibody as an active ingredient as described on Exhibit E.

1.147 “Valid Claim” means, with respect to a country, a claim of an issued and unexpired Patent included within the Licensed Patents or Telix Patents, as applicable, in such country which has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is not appealable or is not appealed within the time allowed for appeal, and has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise in such country.

2. DEVELOPMENT PLAN; MATERIAL TRANSFER

2.1 Material Transfer and Related Provisions.

(a) Promptly following the Effective Date, Lilly shall, to the extent not previously provided to Telix or an Affiliate thereof under the MTA, provide Telix with the Transferred Materials (which shall be delivered EXW (Incoterms® 2020)). Telix shall not use the Transferred Materials for any purpose other than the performance of the Development Plan during the Term, and Telix shall not transfer any Transferred Material to any Third Party except to the extent such Third Party is listed on Exhibit G attached hereto or is approved by Lilly in writing and in advance, which approval will not be unreasonably withheld, or to any jurisdiction outside of [**] without Lilly’s prior written approval. Telix will take all reasonable precautions to prevent the theft, loss or destruction (other than in accordance with the Quality Agreement) of the Transferred Material, and Telix will bear all risk of loss and responsibility in relation to the Transferred Material and use thereof hereunder (except as set forth in Section 2.1(d) below). Lilly shall not have any obligation to transfer any tangible material to Telix other than the Transferred Materials as referenced above. The Parties shall execute a Quality Agreement with respect to certain Transferred Material, in substantially the form attached as Exhibit F (the “Quality Agreement”), simultaneously with the execution of this Agreement.

(b) Telix will use the Transferred Material solely in accordance with Applicable Law. If any Transferred Material or information derived from the use of thereof is transferred out of [**] by Telix, Telix will communicate with all applicable Governmental Authorities if and as may be required by Applicable Laws which apply to the exportation, handling, storage, and transfer of Transferred Material (or data derived from the use thereof) out of [**] and shall comply with all Applicable Laws with respect to the transfer of the Transferred Material or data derived from the Transferred Material out of [**].

(c) Telix assumes full responsibility for any claims or liabilities which may arise as a result of the use, handling or possession of Transferred Material by or on behalf of Telix or any Affiliate thereof, except as prohibited by law. Telix agrees to retain control over and not transfer, sell, or distribute the Transferred Material to anyone other than Telix’s employees and in each case solely as needed for the purposes set forth in Section 2.1(a) above. Telix shall exercise at a minimum the same degree of care it would exercise to protect its own similar material (and in no event less than a reasonable standard of care).

(d) Lilly hereby represents and warrants that all Transferred Materials shall have been manufactured and delivered to Telix in a form that complies with: (i) all Applicable Laws, including but not limited to GMP; (ii) any and all specifications set forth on the Certificate of Analysis provided to Telix by Lilly with respect to any Transferred Materials; and (iii) the Quality Agreement.

(e) EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2.1, THE TRANSFERRED MATERIALS ARE BEING SUPPLIED TO TELIX “AS IS”, WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THEREOF WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY.

2.2 Performance of Development Plan. Telix shall use Commercially Reasonable Efforts to perform the activities set forth in the Development Plan, including but not limited to the POC Study, in accordance with the timelines and other requirements set forth therein, provided that, if Telix (i) has used Commercially Reasonable Efforts to complete the POC Study within the timeline set forth therefor on the Development Plan, (ii) has been unable to complete the POC Study within such timeline despite such efforts, and (iii) provides Lilly written notice of Telix’s need to extend such timeline for the performance of the POC Study at least [**] prior to the Development Plan’s target date for such completion, Telix shall be entitled to extend such date by up to [**] as necessary to provide for such completion. Neither Telix nor any Affiliate thereof shall use any Third Party contractors to perform any portion of the POC Study or use or handle any Transferred Materials except to the extent such Third Party is listed on Exhibit G attached hereto or is approved by Lilly in writing and in advance, which approval will not be unreasonably withheld. Further, notwithstanding anything to the contrary, neither Telix, any Affiliate thereof, any Sublicensee, nor any Third Party acting on behalf of any of the foregoing shall submit any material documentation (e.g., study protocol or investigator’s brochure) related to the POC Study for review or approval by any institutional review board, ethics committee, Governmental Authority, or body similar to any of the foregoing without Lilly’s prior written approval, which shall not be unreasonably withheld, provided that (i) Lilly may waive such requirement of Lilly’s approval with respect to any particular proposed submission by written notice to Telix (and, upon such waiver, Telix shall be entitled to make such proposed submission without breach of this sentence) and (ii) if Lilly does not approve or reject a proposed submission within [**] of Telix’s written request therefor, Lilly shall be deemed to have waived the requirement of Lilly’s approval for such proposed submission (and Telix shall, upon the expiration of such [**] period, be entitled to make such proposed submission without breach of this sentence).

2.3 Development Plan Reporting. Telix will provide Lilly with [**] written updates detailing the progress of activities under the Development Plan (including but not limited to the POC Study) and the results thereof. In addition, within [**] of completion of any pre- clinical (animal) studies set forth in the Development Plan, which is expected to occur within [**] after the Effective Date, and completion of the POC Study, respectively, Telix will provide a report detailing the results of such pre-clinical studies or POC Study, respectively, to Lilly.

3. LICENSES; LILLY OPTION

3.1 Telix License. Subject to any licenses granted to Lilly under Section 3.4, Lilly hereby grants to Telix an exclusive, royalty-bearing license, with the right to grant sublicenses (subject to Section 3.2) under the Licensed Technology to research, Develop, Commercialize, Manufacture, make, have made, use, sell, offer to sell, export and import Licensed Products in the Telix Field in the Territory, provided that, notwithstanding the foregoing, (i) the preceding license shall not be construed as restricting Lilly’s ongoing rights to research, develop, manufacture, commercialize, sell, offer to sell, distribute, import, export or market any Licensed Antibody or Lilly Product outside the Telix Field and (ii) Lilly and its Affiliates retain (and Telix hereby grants back to Lilly and its Affiliates) an irrevocable, perpetual, paid-up, worldwide royalty-free, non-exclusive right, without the right to sublicense, to practice, use, have used, make, have made, and import the Licensed Technology for research and development purposes (which, for clarity, shall exclude administration of any Licensed Product to any human).

3.2 Telix Sublicenses. The rights and licenses granted to Telix in Section 3.1 include the right to grant Sublicenses, provided that any Sublicense granted under this Agreement by Telix, any Affiliate thereof, or any Sublicensee to a Third Party shall be (i) in writing, (ii) subject in applicable respects to the provisions contained in this Agreement, (iii) consistent with, and not conflict with, the terms and conditions of this Agreement, and (iv) contain terms sufficient to ensure Telix’s compliance with this Agreement, which shall include but not be limited to confidentiality provisions protecting Licensed Know-How as confidential in a manner substantially similar to that of Section 8.1 hereof. Telix shall notify Lilly and provide Lilly with a copy of each Sublicense with a Third Party (which may be reasonably redacted, if required by the Sublicensee, to remove any confidential financial terms or proprietary scientific information to the extent such redactions do not prevent Lilly from ensuring such Sublicensees complies with the requirements set forth above) within [**] following the execution thereof. Telix shall be responsible for the compliance of its Sublicensees, and ensure that Sublicensees comply with, with the applicable provisions of this Agreement.

3.3 Telix Affiliates. The rights and licenses granted under Section 3.1 shall include the grant of such rights and licenses to any Affiliates of Telix if any such Affiliate expressly assumes, in writing, the same obligations as those of Telix under this Agreement. Telix and such Affiliate shall be jointly and severally responsible for the performance of all obligations by such Affiliates and for such Affiliates’ compliance with all terms and conditions of this Agreement. References to Telix under this Agreement shall be deemed to also include references to any such Affiliate.

3.4 Lilly Licenses and Option

(a) Option. Telix grants Lilly the exclusive option to be granted the rights set forth in Section 3.4(b) below (such option, the “Option”). Telix shall provide Lilly a complete, detailed, written report of the results of the POC Study, and any other New Know-How or information related to any New Patents related to, in either case, the Companion Diagnostic, promptly upon the earlier of the early termination of the POC Study or the Successful Completion thereof. Lilly shall be entitled to exercise the Option by written notice to Telix given at any time prior to the date [**] following Lilly’s receipt of the report set forth above.

(b) Companion Diagnostic License and Related Rights. Upon Lilly’s exercise of its Option, Telix shall grant, and hereby grants, to Lilly and its Affiliates an exclusive, worldwide license, with rights of sublicense and transferable with this Agreement, under the Telix Technology, Telix Radiodiagnostic IP, and any Regulatory Materials owned, licensed, or controlled by Telix or any Affiliate thereof with respect to any Companion Diagnostic or the Licensed Antibody to Develop, Commercialize, make, have made, use, sell, offer for sale, import, export, or otherwise exploit any Companion Diagnostic in the Lilly Field, which right shall include a right of reference with respect to any of the above-referenced Regulatory Materials. In addition, to the extent Telix or any Affiliate thereof owns any Regulatory Materials that relate solely to Companion Diagnostics, Telix shall provide Lilly all material information related thereto, and, if and as requested by Lilly, assign all right, title, and interest therein to Lilly or an Affiliate thereof, free and clear of all liens, claims, and encumbrances. For the avoidance of doubt, nothing in this Section 3.4(b) restricts Telix’s ongoing rights to research, develop, manufacture, commercialize, sell, offer to sell, distribute, import, export or market Licensed Products outside the Lilly Field.

3.5 No Implied Licenses. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, or intellectual property rights Controlled by the other Party or its Affiliates. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement with Telix, neither Lilly nor any Affiliate thereof shall forfeit any rights that Lilly may have including its rights to perform research activities in compliance with 35 U.S.C. § 271(e)(l) or any experimental or research use exemption that may apply in any country (which, for clarity, shall exclude administration of any Licensed Product to any human).

3.6 Third Party Contractors. Subject to Section 2.2, each Party and its Affiliates shall have the right to retain one or more Third Party contractors to perform any activities in connection with its or its Affiliates’ exercise of any rights granted under this Section 3, where such activity is to be performed at the direction and control and for the sole benefit of such Party or its Affiliates. Such retention of the Third Party contractor is not a sublicense for purposes of this Agreement, but shall be considered an activity of such Party or its Affiliate under this Agreement. Telix shall be responsible for the performance of its Third Party contractors and for such Third Party contractor’s compliance with all applicable terms and conditions of this Agreement.

4. DILIGENCE; REGULATORY

4.1 Responsibility to Develop and Commercialize.

(a) Telix. Telix, itself or through its Affiliates and Sublicensees, will use Commercially Reasonable Efforts to Develop, obtain Regulatory Approval for, and Commercialize Licensed Products in the Telix Field in each of the Major Markets, provided that, upon Lilly’s exercise of its Option, and for so long as Lilly’s rights under Section 3.4(b) remain in effect, the foregoing shall not apply with respect to Companion Diagnostics in the Lilly Field. Telix will be responsible for all costs and expenses associated with Development, regulatory and Commercialization activities under this Section 4.l(a), and, except as set forth in Section 5, Lilly will not be obligated to provide any assistance, support, advice, guidance, technology transfer, information, data, or cooperation to Telix with respect to any of the activities contemplated by this Section 4.l(a). The activities of Telix’s Affiliates, and Telix’s and its Affiliates’ licensees, sublicensees, and Third Party contractors of any of the foregoing shall constitute the efforts of Telix for purposes of this Section 4.l(a).

(b) Lilly. If Lilly exercises its Option, Lilly shall use Commercially Reasonable Efforts to conduct a Registration Study of the Lilly Product for use by patients that have been screened using the Companion Diagnostic. The activities of Lilly’s Affiliates, and Lilly’s and its Affiliates’ licensees, sublicensees, and Third Party contractors of any of the foregoing shall constitute the efforts of Lilly for purposes of this Section 4.1(b).

4.2 Regulatory Interactions.

(a) Regulatory Interactions. Subject to the terms of this Agreement, Telix, its Affiliates or Sublicensees, or its or their designees will have the right to conduct, and shall be responsible for, all regulatory activities and interactions, at their cost, concerning Licensed Products and the Development, Manufacture, or Commercialization of any of the foregoing, provided that, upon Lilly’s exercise of such Option, Lilly shall, as between the Parties, have the right to conduct, and shall be responsible for, all regulatory activities and interactions, at Lilly’s cost, concerning Companion Diagnostics in the Lilly Field and the Development, Manufacture, or Commercialization thereof.

(b) Safety Data Exchange Agreement. Upon either Party’s reasonable written request, the Parties shall use reasonable, good faith efforts to negotiate and enter into a reasonable and customary form of safety data exchange or pharmacovigilance agreement with respect to the Licensed Antibody and Licensed Products within [**] of the Effective Date (and in any event prior to the use of any Licensed Product in or with respect to any clinical trials). Telix will hold the global safety database for the Licensed Product and Lilly will hold the global safety database for the Licensed Antibody. Upon Lilly’s exercise of its Option, the Parties shall use reasonable, good faith efforts to negotiate and enter into a reasonable amendment to the agreement executed pursuant to the first sentence of this Section 4.2(b) in order to ensure it properly addresses Lilly’s Development, Manufacture, and Commercialization of Companion Diagnostics.

(c) Compliance With Laws. The Development, Manufacture, and Commercialization of Licensed Products and Licensed Antibodies shall be conducted by and on behalf of Telix (and Telix shall ensure that its Affiliates, Sublicensees, and their respective Third Party contractors conduct Development, Manufacture, and Commercialization of Licensed Products) in accordance with all Applicable Laws, including but not limited to GCP, GMP and GLP.

(d) Compliance with Animal Care and Use Requirements. Telix shall comply with all Applicable Law pertaining to the care and use of experimental animals and that all animals used in experiments with Licensed Antibody and Licensed Products and shall be provided humane care and treatment in accordance with the current applicable veterinary practices. Telix shall also comply with the Lilly animal care and use requirements referenced in the attached Exhibit H.

(e) Notice of Regulatory Approval. Within [**] after each receipt of each Regulatory Approval in the Telix Field of each Licensed Product in [**], Telix will notify Lilly in writing of such achievement.

4.3 Recordkeeping. Telix shall keep (and shall ensure that its Affiliates keep) complete and accurate written and electronic records of its activities under this Agreement, including any New Know-How, in sufficient detail and in good scientific manner and in compliance with the ALCOA+ principles of Data Integrity, as will properly reflect all work done and results achieved by or on behalf of Telix and its Affiliates in the performance of the Development Plan or other Development of Licensed Products, and provide fully detailed electronic or written reports with respect thereto upon request of Lilly. All such records shall be maintained for a period of at least [**] following the end of [**] to which they relate, or such longer period as required by Applicable Law, and Telix shall not dispose of or destroy any such records without providing Lilly reasonable advance written notice thereof and a reasonable opportunity to take possession thereof.

4.4 Progress Reports. From and after the Effective Date, and without limitation of any more detailed or specific requirements under this Agreement, Telix shall keep Lilly regularly informed in reasonable detail of the progress of its, its Affiliates’, and Sublicensees’ efforts to Develop and Commercialize Licensed Products, including providing [**] written updates to Lilly within [**] of the end of each [**] during the Term, including a summary of [**], which summaries shall include relevant activities conducted and being conducted by or on behalf of Affiliates of Telix or Sublicensees. In addition, from and after the Effective Date, upon the reasonable request of Lilly, but no more frequently than [**], Lilly and Telix shall meet by telephone, videoconference, or in-person at a mutually agreeable location to discuss the topics described in the progress reports, and such other topics related to Licensed Antibody and/or Licensed Product as Lilly may reasonably request.

5. LICENSED KNOW-HOW TRANSFER

5.1 General. Within [**] of the Effective Date, Lilly will provide and transfer to Telix an electronic copy of the Licensed Know-How made available to Telix prior to the Effective Date in the electronic data room identified as the folder labeled “[**]” located within the virtual data room accessible to Telix effective [**] through the Datasite® data room service (the “Data Room”). No such Licensed Know-How will be re-formatted or otherwise modified for, in either case, Telix’s benefit, and Telix shall reasonably cooperate to facilitate any transfer hereunder. Notwithstanding anything to the contrary, Lilly will have no obligation under this Agreement to transfer (w) any finished form containing Licensed Antibody as an active ingredient from batches not included in Exhibit E, (x) any PAER-α cells to be used in conjunction with any cell proliferation bioassay or Know-How with respect thereto, (y) any proprietary cell line, media package, or sections of the Lilly IND related to either of the foregoing, or (z) any other Licensed Know-How or material existing as of the Effective Date other than the Licensed Know-How specifically referenced in the first sentence of this Section 5.1 above. Telix understands and agrees that the Know-How shall not include any Lilly or Lilly Affiliate manufacturing site or Third Party manufacturing site visits, method/process transfers (except as detailed in this Section 5.1), on-site training, technical support or transfer of manufacturing Know-How other than as set forth in this Section 5.1. Further, the Parties agree that technical consultation or support is not included. If Telix has a significant need for access to any additional documents or Licensed Know-How, it may request that Lilly provide such information, provided, however, Lilly shall not be obligated to deliver any such information.

6. TELIX PAYMENTS

6.1 Upfront Payment. Telix shall pay Lilly a one-time, non-refundable, non-creditable payment of five million Dollars ($5,000,000) within [**] of the Effective Date.

6.2 Milestone Payments. Within [**] after the initial achievement of each of the milestone events set forth in the table below (each, a “Milestone”), Telix will notify Lilly in writing of such achievement and make the corresponding non-refundable and non-creditable payment to Lilly.

Milestone	Milestone Payment (USD)
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])*
[**]	[**] Dollars ($[**])
4. Total, cumulative Telix Net Sales of Licensed Product(s) during the Term first equals or exceeds [**] Dollars ($[**])	[**] Dollars ($[**])
5. Total, cumulative Telix Net Sales of Licensed Product(s) during the Term first equals or exceeds [**] Dollars ($[**])	[**] Dollars ($[**])
6. Total, cumulative Telix Net Sales of Licensed Product(s) during the Term first equals or exceeds [**] Dollars ($[**])	[**] Dollars ($[**])

*Notwithstanding anything to the contrary, if Milestone [**] above is first achieved prior to the achievement of Milestone [**], then the amount payable for Milestone [**] shall equal [**] Dollars ($[**]) and no amount shall be due for any later achievement of Milestone [**]. Each of the foregoing Milestone payments will be payable only once; no additional payment will be due for subsequent or repeated achievements of a given Milestone by additional Licensed Products.

6.3 Sales Royalties.

(a) Subject to Section 6.3(b), Telix will pay Lilly [**] percent ([**]%) of Telix Net Sales.

(b) Payment Step-Downs.

(i) On a Licensed Product-by-Licensed Product and country-by-country basis, beginning on the first date on which a particular Licensed Product in a particular country is not Covered by one or more Valid Claims of a Licensed Patent (other than a Joint Patent) in such country, the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced by [**] percent ([**]%) of the applicable royalty rate set forth in Section 6.3(a).

(ii) Telix shall have the right to offset [**] percent ([**]%) of any royalty payments calculated on the basis of sales of Licensed Products payable by Telix or an Affiliate thereof to a Third Party [**], provided that (x) such offset under clause (2)(a) above with respect to royalty payments due with respect to patents Covering, or necessary for, Commercialization of a Licensed Antibody shall only apply if the relevant agreement under which royalty payments are owed was executed following the Effective Date and (y) such offset does not reduce Telix’s royalty obligation to Lilly by more than [**] percent ([**]%) of the amount otherwise payable pursuant to Section 6.3(a).

(iii) The payment reductions set forth in this Section 6.3(b) shall be applied on a cumulative basis; provided, however that in no event, shall any royalties payable to Lilly under this Agreement with respect to any Licensed Product in a given Calendar Quarter be reduced pursuant to this Section 6.3(b) to less than [**] percent ([**]%) of the amount that would otherwise be payable to Lilly with respect to such Licensed Product in such Calendar Quarter.

6.4 Royalty Term. Royalty obligations under Section 6.3(a) (subject to adjustment pursuant to Section 6.3(b)) shall only apply to, and Telix Net Sales for purposes of determining whether any sales-based Milestone has been triggered shall only include, sales of a Licensed Product sold in a country during the Telix Royalty Term applicable to such Licensed Product in such country.

6.5 Sublicense Revenue Royalty. In addition to the royalties payable pursuant to Section 6.3, Telix shall pay Lilly the percentage set forth below of any Sublicense Revenue received by Telix or any Affiliate thereof (“Sublicense Revenue Royalties”).

Date the Agreement Between Telix or Any Affiliate Thereof with any Sublicensee Constituting or Containing a Sublicense Is Executed by Telix (or its Affiliate) and the Applicable Third Party	Percentage of Sublicense Revenue
Prior to or on the [**] of the Effective Date	[**] percent ([**]%)
Following the [**] of the Effective Date and prior to or on the [**] of the Effective Date	[**] percent ([**]%)
Following the [**] of the Effective Date	[**] percent ([**]%)

Payments under this Section 6.5 shall be due with respect to any particular Sublicense Revenue within [**] of Telix’s or its Affiliate’s receipt thereof. If any Sublicense Revenue is received in a non-monetary form, payment under this Section 6.5 shall be due in cash and calculated on the basis of the fair market value of such non-monetary consideration as reasonably determined in good faith by Telix’s Board of Directors or similar governing body and agreed to by Lilly, such agreement not to be unreasonably withheld.

6.6 Reports; Payment of Royalty. During the Term, beginning with the Calendar Quarter during which the earlier of (a) the First Commercial Sale of a Licensed Product occurs or (b) Sublicense Revenue is first received, Telix shall furnish to Lilly a quarterly written report for each Calendar Quarter showing (i) the Telix Net Sales of Licensed Products subject to royalty payments hereunder, broken down between Telix, its Affiliates, and any Sublicensees during the reporting period, and (ii) Sublicense Revenue received during the applicable Calendar Quarter, and the royalties payable under this Agreement with respect to any of the foregoing, including a detailed reporting of the calculation of Net Sales (including the deductions used to calculate Net Sales from gross sales and the calculation of any royalty adjustments under Section 6.3(b)) and Sublicense Revenue. Telix shall also provide a good faith sales forecast for Licensed Products for the subsequent four (4) Calendar Quarters. Reports shall be due within [**] following the close of each Calendar Quarter. Royalties on Telix Net Sales shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Telix will mail such reports to the attention of: Eli Lilly and Company, Lilly Royalty Administration in Finance, Drop Code 1064, Lilly Corporate Center, Indianapolis, Indiana 46285 via registered or certified mail.

6.7 Records; Financial Audits.

(a) Telix will keep and maintain complete and accurate (and cause its Affiliates and Sublicensees to keep and maintain complete and accurate) records and books which may be necessary to ascertain properly and to verify the payments owed hereunder. Such records need only be kept and maintained for at least [**] after the end of any Calendar Year.

(b) Upon the written request of Lilly and not more than [**], Telix shall permit (and Lilly shall have the right to have) an independent certified public accounting firm of internationally recognized standing selected by Lilly and reasonably acceptable to Telix, at Lilly’s expense, to have access during normal business hours to inspect the records of Telix, its Affiliates, and Sublicensees as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [**] prior to the date of such request. Any given period may not be audited more than [**]. The accounting firm shall disclose to Lilly and Telix whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. This right to audit shall remain in effect throughout the Term of this Agreement and for a period of [**] after the end of the Calendar Year in which the termination or expiration of this Agreement occurs. If such accounting firm identifies an underpayment of royalties (including Sublicense Revenue Royalties) by Telix during such period, Telix shall pay Lilly the amount of the underpayment within [**] of the date the accounting firm delivers to Telix such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Lilly unless the underpayment exceeds [**] percent ([**]%) of the amount owed by Telix to Lilly for any Calendar Year subject to such audit, in which case, the reasonable, documented out- of-pocket expense of the accounting firm to conduct such audit shall be borne by Telix. Telix shall pay interest on any underpayment at the rate set forth in Section 6.9. If such accounting firm identifies an overpayment of royalties (including any Sublicense Revenue Royalties) by Telix during such period, Telix shall have the right to offset future royalty payments by such amount of overpayment or, if no future royalties are payable, Lilly shall refund the amount of overpayment to Telix.

(c) Telix shall ensure that all Sublicenses granted pursuant to this Agreement include a provision requiring the Sublicensee to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Lilly’s independent accountant to the same extent required of Telix under this Agreement.

(d) Lilly shall treat all financial information subject to review as Telix’s Confidential Information in accordance with Article 8 of this Agreement, and shall, if and as requested by Telix, cause its accounting firm(s) to enter into a reasonable and customary form of confidentiality agreement with Telix, its Affiliate or Sublicensee, as applicable, obligating them to retain all such information in confidence pursuant to such confidentiality agreement.

6.8 Payment Method. All payments to be made by Telix to Lilly under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated in writing by Lilly.

6.9 Late Payment. All late payments under the Agreement shall bear interest at the rate of United States Prime Rate for U.S. Dollars (as reported in The Wall Street Journal (Eastern U.S. edition)) as of the date such payment was due plus [**] percentage points, or, if lower, the highest rate permitted by Applicable Law, until the date such payment is made.

6.10 Tax Withholding. The Parties acknowledge that, as of the Effective Date, Telix is required to withhold income tax from certain payments due Lilly hereunder at a rate of [**] percent ([**]%) under the currently effective income tax treaty between Australia and the Republic of Ireland. Telix shall (i) make such [**] percent ([**]%) withholding payments as required, and (ii) pay Lilly the applicable amount after such [**] percent ([**]%) deduction for withholding as duly reported to Lilly. [**]. For clarity, Telix (including its Affiliates and Sublicensees) is solely responsible for any income tax due in connection with its income under this Agreement. The Parties agrees to cooperate (and cause their Affiliates to cooperate) to enable the party subject to such tax to file in a timely manner all forms, certificates, documents, applications or other reasonably required evidence required to be filed by such party to avoid or reduce such taxes and withholding. In addition, the Parties shall cooperate with one another (and cause their Affiliates to cooperate) to minimize or eliminate any withholding taxes applicable on any and all payments made by a party under or with respect to this Agreement, including as may be reasonably necessary to enjoy the benefits of any tax treaty between the applicable government and any other government to prevent double taxation on income and capital gains or similar agreements as may from time to time be available to reduce or eliminate any withholding taxes, including submission of a W8-BENE-E document or equivalent local tax form. For the [**] percent ([**]%) withholding tax Telix is required to deduct or withhold under the income tax treaty between Australia and the Republic of Ireland in effect as of the Effective Date, as contemplated by this Section 6.10, Telix will (i) pay to the relevant authorities the full amount required to be deducted or withheld promptly upon the earlier of determining that such deduction or withholding is required or receiving notice that such amount has been assessed against Lilly, (ii) forward to Lilly an official receipt (or certified copy) or other documentation reasonably acceptable to Lilly evidencing such payment to such authorities within [**] following such payment and (iii) cooperate with Lilly in obtaining any refund of such tax or withholding as permitted by Applicable Law, with any such refunds to be for the benefit of Lilly.

7. LILLY PAYMENTS

7.1 Applicability. Notwithstanding anything to the contrary, Lilly shall only be obligated to pay Telix any amounts under this Section 7 if Lilly has exercised the Option under Section 3.4.

7.2 Option Payment. Lilly shall pay Telix a one-time, non-refundable, non-creditable payment of five million Dollars ($5,000,000) within [**] of the date Lilly exercises its Option.

7.3 Milestone Payments. Within [**] after the initial achievement of each of the milestone events set forth in the table below (each, a “Lilly Milestone”), Lilly will notify Telix in writing of such achievement and make the corresponding non-refundable and non-creditable payment to Telix.

Lilly Milestone	Milestone Payment (USD)
[**]	[**] Dollars ($[**])
[**]	[**] Dollars ($[**])

Notwithstanding anything to the contrary, (i) each of the foregoing Lilly Milestone payments will be payable only once (i.e., no additional payment will be due for subsequent or repeated achievements of a given Lilly Milestone) and (ii) the total amount due under this Section 7.3 shall not exceed thirty million Dollars ($30,000,000) in any event.

7.4 Sales Royalties.

(a) Subject to Section 7.4(b), Lilly will pay Telix:

(i) [**] percent ([**]%) of Lilly Net Sales of Lilly Products sold for the labeled use of the treatment of human cancer; and

(ii) [**] percent ([**]%) of Lilly Net Sales of Companion Diagnostics.

(b) Payment Step-Downs.

(i) On a Lilly Product-by-Lilly Product (or Companion Diagnostic-by- Companion Diagnostic) and country-by-country basis, beginning on the first date on which the applicable Companion Diagnostic in a particular country is not Covered by one or more Valid Claims of a Telix Patent (other than a Joint Patent) in such country, the royalty rate applicable to Net Sales of such Lilly Product (or Companion Diagnostic) in such country shall be reduced by [**] percent ([**]%) of the applicable royalty rate set forth in Section 7.4(a).

(ii) Lilly shall have the right to offset [**] percent ([**]%) of any royalty payments calculated on the basis of sales payable by Lilly or an Affiliate thereof to a Third Party [**], provided that such offset does not reduce Lilly’s royalty obligation to Telix by more than [**] percent ([**]%) of the amount otherwise payable pursuant to Section 7.4(a).

(c) The payment reductions set forth in this Section 7.4(b) shall be applied on a cumulative basis; provided, however that in no event, shall any royalties payable to Telix under this Agreement with respect to any Lilly Product or Companion Diagnostic in a given Calendar Quarter be reduced pursuant to this Section 7.4(b) to less than [**] percent ([**]%) of the amount that would otherwise be payable to Telix with respect to such Lilly Product or Companion Diagnostic in such Calendar Quarter.

7.5 Royalty Term. Royalty obligations under Section 7.4(a) (subject to adjustment pursuant to Section 7.4(b)) shall only apply to sales of a Lilly Product or Companion Diagnostic, as applicable, sold in a country during the Lilly Royalty Term applicable to such Lilly Product or Companion Diagnostic in such country.

7.6 Reports; Payment of Royalty. During the Term, beginning with the Calendar Quarter during which the earlier to occur of First Re-Registration Date of a Lilly Product or First Commercial Sale of a Companion Diagnostic by Lilly, an Affiliate thereof, or a sublicensee or licensee of either of the foregoing occurs, Lilly shall furnish to Telix a quarterly written report for each Calendar Quarter showing the Lilly Net Sales of Lilly Products and Companion Diagnostics subject to royalty payments hereunder, broken down between Lilly, its Affiliates, and any licensees or sublicensees of either of the foregoing during the reporting period. Reports shall be due within [**] following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. Lilly will mail such reports to the attention of:

Telix Pharmaceuticals Limited
55 Flemington Road, North Melbourne
Suite 401
VIC 3051, Australia
Attn: [**]

7.7 Records; Financial Audits.

(a) Lilly will keep and maintain complete and accurate (and cause its Affiliates and applicable licensees and sublicensees to keep and maintain complete and accurate) records and books which may be necessary to ascertain properly and to verify the payments owed hereunder. Such records need only be kept and maintained for at least [**] after the end of any Calendar Year.

(b) Upon the written request of Telix and not more than [**], Lilly shall permit (and Telix shall have the right to have) an independent certified public accounting firm of internationally recognized standing selected by Telix and reasonably acceptable to Lilly, at Telix’s expense, to have access during normal business hours to inspect the records of Lilly and its Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than [**] prior to the date of such request. Any given period may not be audited more than [**]. The accounting firm shall disclose to Telix and Lilly whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. This right to audit shall remain in effect throughout the Term of this Agreement and for a period of [**] after the end of the Calendar Year in which the termination or expiration of this Agreement occurs. If such accounting firm identifies an underpayment of royalties by Lilly during such period, Lilly shall pay Telix the amount of the underpayment within [**] of the date the accounting firm delivers to Lilly such accounting firm’s written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Telix unless the underpayment exceeds [**] percent ([**]%) of the amount owed by Lilly to Telix for any Calendar Year subject to such audit, in which case, the reasonable, documented out-of-pocket expense of the accounting firm to conduct such audit shall be borne by Lilly. Lilly shall pay interest on any underpayment at the rate set forth in Section 7.9. If such accounting firm identifies an overpayment of royalties by Lilly during such period, Lilly shall have the right to offset future royalty payments by such amount of overpayment or, if no future royalties are payable, Telix shall refund the amount of overpayment to Lilly.

(c) Telix shall treat all financial information subject to review as Lilly’s Confidential Information in accordance with Article 8 of this Agreement, and shall, if and as requested by Lilly, cause its accounting firm(s) to enter into a reasonable and customary form of confidentiality agreement with Lilly or its Affiliate, as applicable, obligating them to retain all such information in confidence pursuant to such confidentiality agreement.

7.8 Payment Method. All payments to be made by Lilly to Telix under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated in writing by Telix.

7.9 Late Payment. All late payments under the Agreement shall bear interest at the rate of United States Prime Rate for U.S. Dollars (as reported in The Wall Street Journal (Eastern U.S. edition)) as of the date such payment was due plus [**] percentage points, or, if lower, the highest rate permitted by Applicable Law, until the date such payment is made.

7.10 Tax Withholding. The Parties acknowledge that, as of the Effective Date, Lilly is required to withhold income tax from certain payments due Telix hereunder at a rate of [**] percent ([**]%) under the currently effective income tax treaty between Australia and the Republic of Ireland. Lilly shall (i) make such [**] percent ([**]%) withholding payments as required, and (ii) pay Telix the applicable amount after such [**] percent ([**]%) deduction for withholding as duly reported to Telix. [**]. For clarity, Lilly (including its Affiliates and licensees or sublicensees of either of the foregoing) is solely responsible for any income tax due in connection with its income under this Agreement. The Parties agrees to cooperate (and cause their Affiliates to cooperate) to enable the party subject to such tax to file in a timely manner all forms, certificates, documents, applications or other reasonably required evidence required to be filed by such party to avoid or reduce such taxes and withholding. In addition, the Parties shall cooperate with one another (and cause their Affiliates to cooperate) to minimize or eliminate any withholding taxes applicable on any and all payments made by a party under or with respect to this Agreement, including as may be reasonably necessary to enjoy the benefits of any tax treaty between the applicable government and any other government to prevent double taxation on income and capital gains or similar agreements as may from time to time be available to reduce or eliminate any withholding taxes, including submission of a W8-BENE-E document or equivalent local tax form. For the [**] percent ([**]%) withholding tax Lilly is required to deduct or withhold under the income tax treaty between Australia and the Republic of Ireland in effect as of the Effective Date, as contemplated by this Section 7.10, Lilly will (i) pay to the relevant authorities the full amount required to be deducted or withheld promptly, (ii) forward to Telix documentation of such payment to such authorities within [**] following such payment and (iii) reasonably cooperate with Telix in obtaining any refund of such tax or withholding as permitted by Applicable Law, with any such refunds to be for the benefit of Telix.

8. CONFIDENTIALITY; PUBLICATION

8.1 Nondisclosure Obligation. Except to the extent expressly authorized by this Agreement, during the Term and for [**] thereafter, the Receiving Party shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement, the Confidential Information of the Disclosing Party. The Receiving Party may use Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party agrees that during the term of this Agreement, without limiting its obligations hereunder, each Party shall implement technical and organizational measures to protect all information under the Agreement that are appropriate and that provide no less protection than both: (i) reasonable, good industry practice (i.e., in accordance with ISO 27001 and/or similar industry standards) and (ii) its measures to protect its own information of a similar nature or importance. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or unauthorized disclosure of the Disclosing Party’s Confidential Information by the Receiving Party or any of its Representatives.

8.2 Exceptions. The Receiving Party’s obligations under Section 8.1 shall not apply to any information that the Receiving Party can show by competent evidence: (i) is already known to it or its Affiliates at the time it is disclosed to any of them, as evidenced by the Receiving Party’s written records; (ii) is or becomes generally known to the public through no act or omission of the Receiving Party or any of its Affiliates in violation of the terms of this Agreement; (iii) has been lawfully received by the Receiving Party or any of its Affiliates from a Third Party without restriction on its disclosure and without, to the knowledge of the Receiving Party, a breach by such Third Party of an obligation of confidentiality to the Disclosing Party or any of its Affiliates; or (iv) has been independently developed by the Receiving Party or any of its Affiliates without use of or reference to the Confidential Information of the Disclosing Party or any of its Affiliates.

8.3 Authorized Disclosure. Notwithstanding the provisions of Section 8.1, the Receiving Party may disclose Confidential Information of the Disclosing Party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) enforcing or exercising the Receiving Party’s rights under this Agreement and performing the Receiving Party’s obligations under this Agreement;

(b) prosecuting or defending litigation as permitted by this Agreement;

(c) complying with applicable court or governmental orders, or Applicable Laws, including Applicable Laws related to securities laws disclosure requirements or any disclosure requirements of any applicable stock market or securities exchange on which the Receiving Party’s or any of its Affiliates’ securities are traded, provided the Receiving Party gives the Disclosing Party sufficient written notice, to the extent reasonably possible, to permit the Disclosing Party to seek a protective order or other confidential or protective treatment with respect to such Confidential Information;

(d) in the case of Telix as the Receiving Party, disclosure in submissions to or filings with any Regulatory Authority (including, without limitation, in INDs and BLAs) with respect to any Licensed Product, and in correspondence with any Regulatory Authority in the Territory regarding any Licensed Product or any of the foregoing submissions or filings in the Territory;

(e) in the case of Lilly as the Receiving Party, disclosure in submissions to or filings with any Regulatory Authority (including, without limitation, in INDs and BLAs) with respect to any Lilly Product or Companion Diagnostic, and in correspondence with any Regulatory Authority in the Territory regarding any Lilly Product or Companion Diagnostic or any of the foregoing submissions or filings in the Territory;

(f) disclosure to the Receiving Party’s Affiliates, to actual or potential Sublicensees (in the case of Telix) or licensees or sublicensees (in the case of Lilly), and to the Receiving Party’s Representatives who, in each case, have a need to know such information in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, provided, in each case, that any such Affiliate, actual or potential Sublicensee (in the case of Telix) or licensee or sublicensee (in the case of Lilly), or Representative agrees to be bound by terms of confidentiality and non-use substantially as restrictive as those set forth in this Article 8;

(g) disclosure (i) in connection with Patent Prosecution or the enforcement or defense of any Licensed Patent or Telix Patent, (ii) in connection with Regulatory Applications and all other documents or materials submitted to Regulatory Authorities and (iii) of the existence, terms and a copy of the Agreement (provided such terms and copy of the Agreement shall be redacted as requested by Lilly) to actual and potential investors, lenders, licensees, sublicensees and acquirers who are under obligations of confidentiality that are of substantially similar scope and magnitude as the obligations of confidentiality in this Agreement (other than the confidentiality term, which may be as short as [**]); and

(h) disclosure, by either Party, of a copy of the Agreement in response to a request from a taxing authority.

Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 8.3(c) (but, for clarity, not under Section 8.3(h) where, notwithstanding anything to the contrary, Lilly may freely disclose a copy of the Agreement in response to a valid request from a taxing authority), it will, except in the case where it is impractical to do so (i) give reasonable advance notice to the Disclosing Party of such required disclosure, and (ii) at the Disclosing Party’s request and expense, shall cooperate with the Disclosing Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information.

8.4 Publicity

(a) Public Announcements. The Parties agree that Telix shall be entitled to issue the press release attached hereto as Exhibit I at any time within [**] of the Effective Date. Except as permitted by the preceding sentence or required by applicable securities laws or the listing rules of any stock exchange on which securities issued by a Party or its Affiliates are traded or as permitted under Section 8.3(c), neither Party shall make any public announcement concerning this Agreement without the prior written consent of the other Party; provided that each Party may [**].

(b) Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with any securities authority or with any stock exchange on which securities issued by a Party or its Affiliate are traded, and each Party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party shall ultimately retain control over what information to disclose to any securities authority or stock exchange, as the case may be, and provided further that the Parties shall use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor any of its Affiliates) shall be obliged to consult with or obtain approval from the other Party with respect to any filings to any securities authority or stock exchange.

8.5 Prior Confidentiality Agreement and MTA. As of the Effective Date, the terms of this Article 8 shall supersede the Confidentiality Agreement and the “Confidentiality”, “Research Reports”, “Publications and Use of Name”, and “Destruction of Material” section(s) of the MTA to the extent addressing the subject matter of this Article 8, and any information disclosed pursuant to the Confidentiality Agreement or MTA shall be deemed Confidential Information of the applicable Party for purposes of this Agreement.

9. REPRESENTATIONS AND WARRANTIES

9.1 Mutual Representations and Warranties. Each Party represents and warrants to the other that, as of the Effective Date:

(a) it has the full right, power and authority to enter into this Agreement, and its execution of this Agreement, the fulfillment of its obligations and performance of its activities hereunder do not conflict with, violate, or breach, or constitute a default under, any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

(b) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and the Quality Agreement and to carry out the provisions hereof and thereof;

(c) it is duly authorized to execute and deliver this Agreement and the Quality Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement and the Quality Agreement on its behalf has been duly authorized to do so by all requisite corporate action;

(d) this Agreement and the Quality Agreement are legally binding upon it, enforceable in accordance with its terms; and

(e) all necessary consents, approvals and authorizations of all Governmental Authorities and other persons required to be obtained by such Party as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained.

9.2 Representations and Warranties of Telix. Telix represents and warrants to Lilly that, as of the Effective Date:

(a) it owns or has the exclusive rights to the Telix Technology;

(b) to the best of Telix’s and its Affiliates’ knowledge, the Telix Patents existing as of the Effective Date are valid and enforceable;

(c) to Telix’s and its Affiliates’ knowledge, without duty of investigation or inquiry, the Linker Technology existing as of the Effective Date (or the use or manufacture thereof) does not infringe any Third Party’s Patents or constitute any other misappropriation of any Third Party’s intellectual property rights;

(d) Telix has the necessary resources, skills and expertise to perform the Development Plan, including the POC Study, it has made its own assessment of the Licensed Technology, and, in executing this Agreement, it has not relied on any representation or statement by Lilly which is not included in this Agreement;

(e) neither Telix nor any of its Affiliates is debarred or disqualified under the Act or comparable Applicable Laws outside of the United States;

(f) no current employee of Telix or any of its Affiliates is debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof; and

(g) neither Telix, its Affiliates, nor any of its or their managers, executive officers, agents, members nor any person having a controlling interest in Telix or any Affiliate thereof are (i) a person targeted by trade or financial sanctions under the laws and regulations of the United Nations, the United States, the European Union and its Member States, the United Kingdom or any other jurisdiction, including but not limited to persons designated on the U.S. Department of the Treasury, Office of Foreign Assets Control’s List of Specially Designated Nationals and Other Blocked Persons and Consolidated Sanctions List, the U.S. State Department’s Non-proliferation Sanctions Lists, the UN Financial Sanctions Lists, the EU’s Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions, and the UK HM Treasury Consolidated Lists of Financial Sanctions Targets; (ii) incorporated or headquartered in, or organized under the laws of, a territory subject to comprehensive U.S. sanctions (each, a “Sanctioned Territory”) (currently, Cuba, Iran, Crimea, North Korea and Syria, but subject to change at any time) or (iii) directly or indirectly owned or controlled by such persons (together “Restricted Person”). Telix further represents and warrants that Telix shall notify Lilly in writing immediately if Telix, any of its Affiliates, or any of its or their managers, executive officers, agents, members or any person having a controlling interest in Telix or any Affiliate thereof becomes a Restricted Person or if Telix or an Affiliate thereof becomes directly or indirectly owned or controlled by one or more Restricted Persons.

9.3 Representations and Warranties of Lilly. Lilly represents and warrants to Telix that, as of the Effective Date:

(a) Lilly has the right to grant to Telix the rights set forth in Section 3.1;

(b) it or an Affiliate thereof owns or has rights to the Licensed Technology;

(c) to Lilly’s and its Affiliates’ knowledge, without duty of investigation or inquiry, the Licensed Patents existing as of the Effective Date are valid and enforceable;

(d) to Lilly’s knowledge, without duty of investigation or inquiry, the Licensed Antibody (or the use or manufacture thereof) does not infringe any Third Party’s Patents or constitute any other misappropriation of any Third Party’s other intellectual property rights; and

(e) no current or former employee of Lilly or any of its Affiliates engaged in any activities in connection with the Development or Commercialization of the Licensed Antibody is or was debarred or disqualified under United States law, including 21 U.S.C. §335a, or any foreign equivalent thereof.

9.4 Covenants.

(a) Each Party shall inform the other Party in writing promptly upon learning that it or any Person who has performed activities with respect to any Licensed Antibody prior to the Effective Date is debarred or is the subject of a conviction described in Section 306 of the Act, or upon learning that any action is pending or threatened relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development or Commercialization of the Licensed Antibody or Licensed Products.

(b) Each Party agrees to comply, and to cause its Affiliates to comply, with all applicable trade sanctions and export control laws and regulations, including where applicable the U.S. trade sanctions administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Part 501 et seq.), the U.S. Export Administration Regulations (15 C.F.R. Part 734 et seq.), and European Union trade sanctions and export laws (including without limitation Council Regulation (EC) No. 428/2009 (as amended)).

(c) Telix agrees, and shall ensure that its Affiliates and any Sublicensees agree, that the Licensed Antibody and Licensed Products will not be manufactured in, used, sold, exported, reexported, transferred, or otherwise made available, directly or indirectly, to or for the benefit of a Sanctioned Territory or Restricted Person without the prior written approval from Lilly.

(d) Lilly agrees, and shall ensure that its Affiliates and any licensees or sublicensees of Lilly or its Affiliates with respect to any Companion Diagnostic ensure, that the Companion Diagnostic will not be manufactured in, used, sold, exported, reexported, transferred, or otherwise made available, directly or indirectly, to or for the benefit of a Sanctioned Territory or Restricted Person without the prior written approval from Telix.

9.5 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. FURTHER, WITHOUT LIMITATION OF THE FOREGOING, AND EXCEPT AS EXPRESSLY STATED IN SECTION 9.3, (I) LILLY MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO ANY TRANSFERRED MATERIAL AND (II) LILLY DISCLAIMS ANY AND ALL EXPRESS OR IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT THERETO.

9.6 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES, LOST PROFITS, LOST OPPORTUNITY OR LOST SALES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.6 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 10, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 8.

10. INDEMNIFICATION; GUARANTEE

10.1 By Lilly. Lilly agrees to indemnify, defend and hold harmless Telix, its Affiliates, and their respective Representatives (individually and collectively, the “Telix Indemnitee(s)”) from and against any claim, demand, action or other proceeding by any Third Party (each, a “Claim”) against any Telix Indemnitee, and all associated losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (individually and collectively, “Losses”), arising out of (a) the gross negligence, willful misconduct, or failure to comply with Applicable Law on the part of Lilly or any Lilly Indemnitee, (b) the use, Development, Manufacture, Commercialization, handling, storage or other disposition of (x) Licensed Antibody or, if Lilly exercises its Option, (y) Lilly Product or Companion Diagnostic by or on behalf of, in the case of (x) or (y), Lilly or any of its Related Parties, including without limitation any product liability claim, or (c) Lilly’s breach of this Agreement; except, in each case, to the extent such Claims or Losses arise out of any Telix Indemnitee’s negligence, illegal conduct, willful misconduct, failure to comply with Applicable Law, or breach of this Agreement.

10.2 By Telix. Telix agrees to indemnify, defend and hold harmless Lilly, its Affiliates, and their respective Representatives (individually and collectively, the “Lilly Indemnitee(s)”) from and against any Claim against any Lilly Indemnitee, and all associated Losses, arising out of (a) the gross negligence, willful misconduct, or failure to comply with Applicable Law on the part of Telix or any Telix Indemnitee, (b) the use, Development, Manufacture, Commercialization, handling, storage or other disposition of any Licensed Antibody, Licensed Product, or Transferred Material by or on behalf of Telix or any of its Related Parties, including without limitation any product liability claim, or (c) Telix’s breach of this Agreement; except, in each case, to the extent such Claims or Losses arise out of any Lilly Indemnitee’s negligence, illegal conduct, willful misconduct, failure to comply with Applicable Law, or breach of this Agreement.

10.3 Defined Indemnification Terms. Either the Lilly Indemnitee or the Telix Indemnitee that is the beneficiary of the obligation to indemnify, defend, and hold harmless under Section 10.1 or 10.2, as applicable, shall be an “Indemnitee” for the purpose of this Article 10, and the Party that is obligated to indemnify the Indemnitee under Section 10.1 or Section 10.2, as applicable, shall be the “Indemnifying Party”.

10.4 Defense. The Indemnifying Party shall have the right to assume direction and control of the defense of the Claim at the Indemnifying Party’s sole expense by counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee, provided that the Indemnitee may, at its own expense, also be represented by counsel of its own choosing. The Indemnifying Party shall have the sole right to control the defense of any such Claim subject to the terms of this Article 10, but shall consider in good faith all reasonable suggestions of the Indemnitee. Notwithstanding the foregoing, if the Indemnifying Party does not assume direction and control of the defense of the Claim within [**] after receiving notice of the Claim from the Indemnitee, the Indemnitee shall have the right to assume direction and control of such defense by counsel selected by the Indemnitee, and, without limiting the Indemnifying Party’s indemnification obligations, the Indemnifying Party shall reimburse the Indemnitee for all reasonable and documented costs, including reasonable attorney fees, incurred by the Indemnitee in defending itself within [**] after receipt of any invoice therefor from the Indemnitee. If the Indemnitee assumes direction and control of the defense of such Claim in accordance with the preceding sentence, the Indemnifying Party may, at its own expense, participate in and monitor such defense with counsel of its own choosing.

10.5 Settlement. The Indemnifying Party shall be entitled to settle any such Claim or otherwise consent to an adverse judgment with respect to such Claim (a) with prior written notice to the Indemnitee but without the consent of the Indemnitee where (i) there is no admission of legal wrongdoing on the part of the Indemnitee and (ii) the only liability or other obligation imposed on the Indemnitee is the payment of money and the Indemnifying Party is obligated to make such payment under this Article 10 and actually makes such payment or (b) in all other cases, only with the prior written consent of the Indemnitee, such consent not to be unreasonably withheld, provided that, notwithstanding anything to the contrary, Telix shall not enter into any settlement or voluntary disposition or consent to an adverse judgment with respect to any Claim in any matter that would, in either case, reasonably be anticipated to adversely affect any Licensed Technology or Lilly’s ability to Develop, Manufacture, or Commercialize the Licensed Antibody or, if Lilly exercises its Option, Lilly Products or Companion Diagnostics without Lilly’s prior written consent, and provided further that, notwithstanding anything to the contrary, Lilly shall not enter into any settlement or voluntary disposition or consent to an adverse judgment with respect to any Claim in any matter that would, in either case, reasonably be anticipated to materially and adversely affect Telix’s ability to Develop, Manufacture, or Commercialize Licensed Products in the Telix Field without Telix’s prior written consent, such consent not to be unreasonably withheld.

10.6 Notice. In connection with any Claim for which an Indemnitee seeks indemnification from the Indemnifying Party pursuant to this Agreement, the Indemnitee shall: (i) notify the Indemnifying Party promptly in writing of such Claim; provided, however, that failure to provide such notice will not relieve the Indemnifying Party from its liability or obligation hereunder, except to the extent of any material prejudice as a direct result of such failure; (ii) reasonably cooperate with all reasonable requests of the Indemnifying Party with respect to such Claim and the defense or settlement thereof at the Indemnifying Party’s expense; and (iii) permit the Indemnifying Party to control the defense and settlement of the Claim as set forth above.

10.7 Permission by Indemnifying Party. The Indemnitee may not settle, consent to an adverse judgment, or make any admission as to liability or fault with respect to any Claim subject to indemnification without the express written permission of the Indemnifying Party, which will not be unreasonably withheld or delayed, except in the case of any settlement, consent, or admission that would reasonably be anticipated to adversely affect any Licensed Technology or either Party’s ability to Develop or Commercialize Licensed Products or, in the case of Lilly being the Indemnifying Party, the Licensed Antibody, which shall, in each case, require the Indemnifying Party’s prior written consent.

10.8 Telix Parent Guarantee. For any period of time following the Effective Date during which Telix Parent is an Affiliate of Telix, Telix Parent hereby fully and unconditionally guarantees to Lilly Telix’s, and each of Telix’s applicable Affiliates’, compliance with, and performance of, Telix’s obligations under, this Agreement. Telix Parent expressly waives any requirement that Lilly exhaust any right, power or remedy or proceed against Telix or any Affiliate thereof for any obligation or performance hereunder. With the exception of the rights expressly granted to Lilly in this Section 10.8, nothing expressed or implied from this Section 10.8 is intended to or shall be construed to give to any person or entity other than Lilly any legal or equitable rights, remedy or claim under or in respect of this Section 10.8, and this Section 10.8 is intended to be and is for the sole and exclusive benefit of Lilly. For clarity, the foregoing two sentences shall not be interpreted as limiting the ability of any successor or permitted assign of Lilly to exercise Lilly’s rights pursuant to this Section 10.8. Telix Parent shall not have any right, as a third party beneficiary of this Agreement or due to its execution of this Agreement for purposes of providing Lilly the rights described under this Section 10.8, to pursue any legal or equitable claim against Lilly or any Affiliate thereof under this Agreement.

11. INVENTIONS; PATENT PROVISIONS

11.1 Ownership of Inventions.

(a) Telix New IP. Telix shall, subject to the terms of this Agreement, own all Telix New Know-How and Telix New Patents. Lilly shall assign and hereby assigns all of its and its Affiliates’ right, title, and interest in any Telix New Know-How and Telix New Patents to Telix, free and clear of all liens, claims, and encumbrances (except for those set forth in this Agreement). Lilly shall take, and shall cause its Affiliates to take, all actions necessary or useful to effect the purposes of the foregoing, including those reasonably requested by Telix in writing.

(b) Lilly New IP. Lilly shall, subject to the terms of this Agreement, own all Lilly New Know-How and Lilly New Patents. Telix shall assign and hereby assigns all of its and its Affiliates’ right, title, and interest in any Lilly New Know-How and Lilly New Patents to Lilly, free and clear of all liens, claims, and encumbrances (except for those set forth in this Agreement). Telix shall take, and shall cause its Affiliates to take, all actions necessary or useful to effect the purposes of the foregoing, including those reasonably requested by Lilly in writing.

(c) Joint New IP. Telix and Lilly shall jointly own all Joint New Know-How and Joint New Patents. Each Party shall assign, and hereby assigns, such of its and its Affiliates’ right, title, and interest in any Joint New Know-How and Joint New Patents to the other Party as may be necessary to reflect the joint ownership set forth above. Each Party shall take, and cause its Affiliates to take, all actions necessary or useful to effect the purposes of the foregoing, including those reasonably requested by the other Party in writing. Subject to any licenses thereto granted under this Agreement, (i) each Party shall have the right under Joint New Patents and Joint New Know-How to independently commercially exploit any Joint New Patents or Joint New Know-How and (ii) the Parties agree that each Party has the right to grant sublicensable, transferable licenses under Joint New Patents and Joint New Know-How to any other party, and to practice any Joint New Patents and Joint New Know-How for any purpose, without the consent of, or accounting to, the other Party, and to the extent any such consent or accounting is required by any jurisdiction, such consent is hereby granted and the requirement of such accounting is hereby waived, provided that, notwithstanding anything to the contrary, the foregoing shall not be construed as a license to any other intellectual property of either Party.

(d) Other New IP. The ownership of all New Know-How and New Patents that are not Lilly New Know-How, Lilly New Patents, Telix New Know-How, Telix New Patents, Joint New Know-How, or Joint New Patents shall follow inventorship thereof, as determined in accordance with U.S. patent law.

11.2 Patent Filing, Prosecution and Maintenance

(a) Licensed Patents Other than Joint New Patents.

(i) Prosecution and Maintenance. Lilly, at Lilly’s expense, has, subject to Section 11.2(a)(ii) and the remainder of this Section 11.2(a)(i), the sole right and obligation to control the preparation, filing, prosecution and maintenance of the Licensed Patents other than Joint New Patents using patent counsel of Lilly’s choice. Lilly shall use Commercially Reasonable Efforts to Prosecute and maintain Licensed Patents in each of the Major Markets. Lilly will provide Telix with a reasonable opportunity to review and comment on any filings or correspondence with patent authorities pertaining to any such Licensed Patent prior to any submission thereof to any such authority. Lilly shall keep Telix reasonably informed of all activities with respect to such Licensed Patents, including: providing copies of all material correspondence received from and filed with all applicable patent offices; informing Telix reasonably in advance and in writing of all decisions with respect to the filing (or non-filing) of continuing applications, national-phase applications, and the like; and permitting Telix a reasonable advance opportunity (at least [**]) to comment on any material action proposed to be taken with respect to any of such Licensed Patents.

(ii) Abandonment. In the event that Lilly decides to abandon or cease Prosecution of any Licensed Patent that is not a Joint New Patent, Lilly shall provide written notice to Telix thereof at least [**] prior to the next deadline for any action that must be taken with respect thereto in the relevant patent office. In such case, Telix shall have the right, in its sole discretion, exercisable upon written notice to Lilly delivered no later than [**] after receipt of such notice from Lilly with respect to any such Licensed Patent, to assume control of Prosecution with respect to such Licensed Patent. Notwithstanding the foregoing or anything to the contrary, in the event Lilly determines in its sole discretion that providing such control to Telix could have a detrimental impact on Lilly’s and its Affiliates’ intellectual property interests, including those relating to the Licensed Antibody, any product incorporating the foregoing, any Companion Diagnostic, any Lilly Product, or Lilly’s, its Affiliates’, or any of its or their licensees’ or sublicensees’ research, development, manufacture, or commercialization of any other products or services, then the provisions of this Section 11.2(a)(ii) shall not require Lilly to grant such control to Telix as contemplated hereby. Upon any such transfer of control of Prosecution to Telix under this Section 11.2(a)(ii), (1) all costs and expenses incurred with respect to the Prosecution and maintenance of the applicable Patent shall be borne by Telix and (2) Telix shall keep Lilly reasonably informed of all activities with respect to such Licensed Patents, including providing copies of all material correspondence received from and filed with all applicable patent offices, informing Lilly reasonably in advance and in writing of all decisions with respect to the filing (or non-filing) of continuing applications, national-phase applications, and the like, and permitting Lilly a reasonable advance opportunity (at least [**]) to comment on any material action proposed to be taken with respect to any of such Licensed Patents.

(b) Telix Patents Other than Joint New Patents.

(i) Effectiveness. Notwithstanding anything to the contrary, this Section 11.2(b) shall only be effective from the Effective Date until the expiration of the Option, unless Lilly exercises the Option, in which case this Section 11.2(b) shall remain in effect thereafter.

(ii) Prosecution and Maintenance.

(1) By Telix. Telix, at Telix’s expense, has, subject to Sections 11.2(b)(ii)(2) and 11.2(b)(iii), the sole right and obligation to control the Prosecution and maintenance of the Telix Patents and Telix Radiodiagnostic Patents, other than Joint New Patents, using patent counsel of Telix’s choice. Telix shall use Commercially Reasonable Efforts to Prosecute and maintain such Telix Patents and Telix Radiodiagnostic Patents in each of the Major Markets. Telix will provide Lilly with a reasonable opportunity to review and comment on any filings or correspondence with patent authorities pertaining to any such Telix Patent or Telix Radiodiagnostic Patent, prior to any submission thereof to any such authority. Telix shall keep Lilly reasonably informed of all activities with respect to such Telix Patents and Telix Radiodiagnostic Patents, including: [**]. Telix shall not file or submit any new Patents, inventor affidavits, any other Patent-related filings, or the like that disclose any information related to the Licensed Antibody, Licensed Technology, or any Confidential Information of Lilly without Lilly’s prior written consent, such consent not to be unreasonably delayed or withheld.

(2) By Lilly. Upon Lilly’s exercise of its Option, Lilly, at Lilly’s expense, has, subject to Section 11.2(b)(iii), the sole right and obligation to control the Prosecution and maintenance of the Telix Patents and Telix Radiodiagnostic Patents, other than Joint New Patents, that Cover any Companion Diagnostic, but do not Cover any other product that is not a Companion Diagnostic (“Companion Diagnostic-Specific Telix Patents”), using patent counsel of Lilly’s choice. Lilly will provide Telix with a reasonable opportunity to review and comment on any filings or correspondence with patent authorities pertaining to any such Companion Diagnostic-Specific Telix Patent, prior to any submission thereof to any such authority. Lilly shall keep Telix reasonably informed of all activities with respect to such Companion Diagnostic-Specific Telix Patents, including: [**].

(iii) Abandonment. In the event that the Party controlling Prosecution of a particular Telix Patent or Telix Radiodiagnostic Patent pursuant to Section 11.2(b)(ii) decides to abandon or cease Prosecution of any Telix Patents or Telix Radiodiagnostic Patent that is not, in either case, a Joint New Patent, such Party shall provide written notice to the other Party thereof at least [**] prior to the next deadline for any action that must be taken with respect thereto in the relevant patent office. In such case, the other Party shall have the right, in its sole discretion, exercisable upon written notice to the abandoning Party delivered no later than [**] after receipt of such notice from the abandoning Party with respect to any such Telix Patent or Telix Radiodiagnostic Patent, as applicable, to assume control of Prosecution with respect to such Patent. Upon any such transfer of control of Prosecution under this Section 11.2(b)(iii), (1) all costs and expenses incurred with respect to the Prosecution and maintenance of the applicable Patent shall be borne by the Party assuming such control of Prosecution thereof and (2) the Party assuming such control shall keep the other Party reasonably informed of all activities with respect to such Patent, including [**].

(c) Joint New Patents.

(i) Prosecution and Maintenance.

(1) Telix has, at Telix’s expense, subject to Sections 11.2(c)(i)(2) and 11.2(c)(ii) and the remainder of this Section 11.2(c)(i), the sole right and obligation to control the preparation, filing, prosecution and maintenance of the Joint New Patents using patent counsel of Telix’s choice that is reasonably acceptable to Lilly. Telix shall use Commercially Reasonable Efforts to Prosecute and maintain Joint New Patents in each of the Major Markets. Telix will provide Lilly with a reasonable opportunity to review and comment on any filings or correspondence with patent authorities pertaining to any such Joint New Patent prior to any submission thereof to any such authority. Telix shall keep Lilly reasonably informed of all activities with respect to such Joint New Patents, including: [**].

(2) Upon the earlier to occur of Lilly’s exercise of its Option or termination of this Agreement, Lilly has, subject to Section 11.2(c)(ii) and the remainder of this Section 11.2(c)(i)(2), the sole right and obligation to control the preparation, filing, prosecution and maintenance of the Joint New Patents that Cover any Companion Diagnostic, but do not Cover any other product that is not a Companion Diagnostic (“Companion Diagnostic-Specific Joint Patents”) using patent counsel of Lilly’s choice. Lilly shall use Commercially Reasonable Efforts to Prosecute and maintain Companion Diagnostic-Specific Joint Patents in each of the Major Markets. Lilly will provide Telix with a reasonable opportunity to review and comment on any filings or correspondence with patent authorities pertaining to any such Companion Diagnostic- Specific Joint Patent prior to any submission thereof to any such authority. Upon any such transfer of control of Prosecution to Lilly under this Section 11.2(c)(i)(2), (A) all costs and expenses incurred with respect to the Prosecution and maintenance of the applicable Companion Diagnostic-Specific Joint Patent shall be borne by Lilly and (2) Lilly shall keep Telix reasonably informed of all activities with respect to such Companion Diagnostic-Specific Joint Patents, including: [**].

(ii) Abandonment. In the event that the Party controlling Patent prosecution or maintenance under Section 11.2(c)(i)(l) or Section 11.2(c)(i)(2) (the “Controlling Party”) decides to abandon or cease Prosecution or maintenance of any Joint New Patent, such Party shall provide written notice to the other Party (the “Non-Controlling Party”) thereof at least [**] prior to the next deadline for any action that must be taken with respect thereto in the relevant patent office. In such case, the Non-Controlling Party shall have the right, in its sole discretion, exercisable upon written notice to the Controlling Party delivered no later than [**] after receipt of such notice from the Controlling Party with respect to any such Joint New Patent, to be assigned all of the Controlling Party’s and its Affiliates’ right, title, and interest in and to such Joint New Patent (or, if applicable, rights to a full application or counterpart with respect to the applicable Joint New Patent in the applicable jurisdiction in which a full application or counterpart will not be filed), in which case, upon such notice to the Controlling Party, (i) all of the Controlling Party’s and its Affiliates’ right, title, and interest in such Patent (or, if applicable, rights to a full application or counterpart with respect to the applicable Joint New Patent in the applicable jurisdiction in which a full application or counterpart will not be filed) shall be assigned, and is hereby assigned, to the Non-Controlling Party, free and clear of all liens, claims, and encumbrances, (ii) the Controlling Party shall take any and all actions reasonably requested by the Non-Controlling Party as useful or necessary to effect such assignment, (iii) such Patent (or, if applicable, rights to a full application or counterpart with respect to the applicable Joint New Patent in the applicable jurisdiction in which a full application or counterpart will not be filed) shall, upon such assignment, no longer be a Joint New Patent for any purpose under this Agreement, (iv) the costs and expenses of Prosecution and maintenance of such Patent shall be borne by the Non- Controlling Party, and (v) the Non-Controlling Party hereby grants the Controlling Party and its Affiliates an irrevocable, perpetual, royalty-free, fully-paid, worldwide, transferable, nonexclusive license, with rights of sublicense, under such Patent for any and all purposes.

11.3 Cooperation. Each Party agrees to cooperate in the Prosecution of Licensed Patents, Telix Patents, and Joint New Patents under Section 11.2. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, that may be reasonably required so as to enable the other Party to Prosecute patent applications in any country as permitted by Section 11.2; and (b) promptly informing the other Party of any request for, or filing or declaration of, any interference, opposition, reissue, reexamination, revocation, inter partes review, post-grant review, post-grant proceeding or similar proceeding relating to any Licensed Patent, Telix Patent, or Joint New Patents received by the Party.

11.4 Enforcement and Defense of Patent Rights

(a) Licensed Patents Other than Joint New Patents.

(i) Notice. If either Party becomes aware of any actual, potential or alleged infringement of any Licensed Patent that is not a Joint New Patent by the actions of a Third Party in connection with Licensed Product (or the use or manufacture of any of the foregoing) in the Telix Field (a “Licensed Patent Infringement”) or revocation, invalidation, opposition proceedings, reexamination proceedings, inter partes review proceedings, declaratory judgment or similar legal actions seeking to invalidate or hold any Licensed Patent (other than a Joint New Patent) unenforceable, whether in the context of a counterclaim in a legal action alleging an Licensed Patent Infringement or otherwise (such an action, a “Licensed Patent Challenge”), such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential or alleged Licensed Patent Infringement or Licensed Patent Challenge. This Section 11.4(a) sets forth the rights of the Parties to commence, prosecute, and/or undertake an action relating to such Licensed Patent Infringement (an “Offensive Licensed Patent Action”) or defense related to any Licensed Patent Challenge (such defense, a “Defensive Licensed Patent Action”). Lilly’s rights under this Section 11.4(a) may be exercised by its Affiliates or its or their licensees or sublicensees.

(ii) Right to Bring an Offensive Infringement Action. Lilly shall have the initial right, but not the obligation, to commence, undertake or prosecute any Offensive Licensed Patent Infringement Action or, subject to Section 11.4(a)(vii), negotiate or enter into any settlement or voluntary disposition of an Offensive Licensed Patent Infringement Action. If Lilly has not exercised its first right to commence, undertake or prosecute an Offensive Licensed Patent Infringement Action with respect to any Licensed Patent Infringement within [**] of receipt of notice from Telix of the applicable Licensed Patent Infringement, Telix may, by written notice to Lilly, commence, undertake or prosecute such action (either such Party who commences, undertakes or prosecutes such action or defense in accordance with this subsection (ii), the “Licensed Patent Commencing Party”). At the Licensed Patent Commencing Party’s request, the non-Licensed Patent Commencing Party shall provide the Licensed Patent Commencing Party with all relevant documentation (as may be requested by the Licensed Patent Commencing Party) evidencing that the Licensed Patent Commencing Party is validly empowered by the non-Licensed Patent Commencing Party to initiate an Offensive Licensed Patent Infringement Action. The non-Licensed Patent Commencing Party shall join the Licensed Patent Commencing Party in its Offensive Licensed Patent Infringement Action if the Licensed Patent Commencing Party reasonably determines that this is necessary to demonstrate “standing to sue”, at the Licensed Patent Commencing Party’s cost and expense. The Licensed Patent Commencing Party shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 11.4(a)(ii) (but not the non- Licensed Patent Commencing Party’s counsel).

(iii) Right to Control a Defensive Action. Lilly shall have the initial right, but not the obligation, to defend and control the defense of any Defensive Licensed Patent Action. If Lilly does not intend to exercise its first right to defend a Defensive Licensed Patent Action within the earlier of (1) [**] of receipt of notice of the applicable Licensed Patent Challenge and (2) [**] before the deadline for filing of a response to the notice of the applicable Licensed Patent Challenge (including any extensions that Lilly has obtained), it shall within [**] notify Telix in writing and Telix may, by written notice to Lilly, defend and control such Defensive Licensed Patent Action (either such Party who defends such action or defense under this sentence, the “Licensed Patent Defending Party”). At the Licensed Patent Defending Party’s request, the non-Licensed Patent Defending Party shall provide the Licensed Patent Defending Party with all relevant documentation (as may be requested by the Licensed Patent Defending Party) evidencing that the Licensed Patent Defending Party is validly empowered by the non-Licensed Patent Defending Party to defend such Defensive Licensed Patent Action. The non-Licensed Patent Defending Party shall join the Licensed Patent Defending Party in its such Defensive Licensed Patent Action if the Licensed Patent Defending Party reasonably determines that this is necessary to demonstrate “standing to defend” at the Licensed Patent Defending Party’s cost and expense. Where one Party is the Licensed Patent Defending Party in a Defensive Licensed Patent Action which has arisen as a counterclaim in an Offensive Licensed Patent Infringement Action for which the other Party is the Licensed Patent Commencing Party, the Parties shall use Commercially Reasonable Efforts in good faith to work closely together and consult with each other as to strategy in such proceedings. The Licensed Patent Defending Party shall have the sole and exclusive right to select counsel for any claim defended by it pursuant to this Section 11.4(a)(iii) (but not the non-Licensed Patent Defending Party’s counsel).

(iv) Notwithstanding the foregoing or anything to the contrary, in the event Lilly determines in its sole discretion that providing control to Telix to prosecute an Offensive Licensed Patent Infringement or to defend a Defensive Licensed Patent Action could have a detrimental impact on Lilly’s and its Affiliates’ intellectual property interests, including those relating to the Licensed Antibody, any product incorporating the foregoing, any Companion Diagnostic, any Lilly Product, or Lilly’s, its Affiliates’, or any of its or their licensees’ or sublicensees’ research, development, manufacture, or commercialization of any other products or services, then the provisions of this Section 11.4(a) shall not require Lilly to grant such control to Telix as contemplated hereby.

(v) Nonenforcement. In the event Lilly in its sole discretion elects not to prosecute an Offensive Licensed Patent Infringement or to defend a Defensive Licensed Patent Action of any of the Licensed Patents other than Joint New Patents under this Section 11.4(a) and elects not to allow Telix to prosecute such an Offensive Licensed Patent Action or to defend such a Defensive Licensed Patent Action pursuant to Section 11.4(a)(iv), then all of the claims of any such non-enforced Licensed Patent shall no longer be Valid Claims of such Licensed Patent for any purpose under this Agreement.

(vi) Costs and Expenses of an Action. Except as otherwise expressly set forth in Section 11.4(a)(ix), the Licensed Patent Commencing Party shall pay its own costs and expenses, and those out-of-pocket costs and expenses of the non-Licensed Patent Commencing Party for assistance requested by the Licensed Patent Commencing Party, incurred in connection with such Offensive Licensed Patent Infringement Action or Defensive Licensed Patent Action.

(vii) Settlement. No Party shall (1) settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Offensive Licensed Patent Infringement Action or Defensive Licensed Patent Action (x) by admitting that any Licensed Patent Right is to any extent invalid or unenforceable or dedicating to the public or abandoning any Licensed Patent Right or (y) in a manner that would entail payment by the other Party or any Affiliate thereof or materially adversely affect the rights of the other Party or any Affiliate thereof under any Licensed Patent, without, in the case of (x) or (y), the other Party’s prior written consent, or (2) enter into any settlement (or consent to the entry of a judgment) with respect to any Offensive Licensed Patent Infringement Action or Defensive Licensed Patent Action that entails any license to, or covenant not to sue with respect to, any Licensed Patent that would conflict with either Party’s rights thereunder, without the other Party’s prior written consent.

(viii) Reasonable Assistance. Each Party (if it is not the Licensed Patent Commencing Party or Licensed Patent Defending Party with respect to Licensed Patent Rights, as applicable) shall provide reasonable assistance to the other Party with respect to any matter subject to this Section 11.4(a), including [**], subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-Licensed Patent Commencing Party or non-Licensed Patent Defending Party in providing such assistance.

(ix) Distribution of Amounts Recovered. Any amounts recovered by the Licensed Patent Commencing Party or Licensed Patent Defending Party pursuant to this Section 11.4(a), whether by settlement or judgment, shall be allocated in the following order:

(1) to reimburse the non-Licensed Patent Commencing Party or non-Licensed Patent Defending Party, as applicable, for its reasonable costs incurred in connection with such Offensive Licensed Patent Infringement Action or Defensive Licensed Patent Action;

(2) to reimburse the Licensed Patent Commencing Party or Licensed Patent Defending Party, as applicable, for any reasonable costs incurred in connection with an Offensive Licensed Patent Infringement Action or Defensive Licensed Patent Action;

(3) if Lilly (or any Affiliate thereof) is the Licensed Patent Commencing Party or Licensed Patent Defending Party, as applicable, the remaining amount of such recovery received with respect to any infringement of Telix’s exclusive rights to Licensed Patents (other than Joint New Patents) under Section 3.1, and, if Lilly has exercised its Option, not received with respect to any infringement of any Licensed Patents (other than Joint New Patents) with respect to any Companion Diagnostic, shall be allocated as follows [**] percent ([**]%) of such recovery shall be retained by Lilly and [**] percent ([**]%) of such recovery shall be paid to Telix;

(4) if Telix (or any Affiliate thereof) is the Licensed Patent Commencing Party or Licensed Patent Defending Party, as applicable, the remaining amount of such recovery received with respect to any infringement of Telix’s exclusive rights to Licensed Patents (other than Joint New Patents) under Section 3.1, and, if Lilly has exercised its Option, not received with respect to any infringement of any Licensed Patents (other than Joint New Patents) with respect to any Companion Diagnostic shall be allocated [**] percent ([**]%) to Telix and [**] percent ([**]%) to Lilly; and

(5) the remaining amount of any such recovery that is (i) received with respect to any infringement of Licensed Patents (other than Joint New Patents) that is not an infringement of Telix’s exclusive rights thereto under Section 3.1 or (ii) received with respect to any infringement of any Licensed Patents (other than Joint New Patents) with respect to any Companion Diagnostic following Lily’s exercise of its Option shall be retained by Lilly.

(b) Telix Patents and Telix Radiodiagnostic Patents Other than Joint New Patents.

(i) Effectiveness. Notwithstanding anything to the contrary, this Section 11.4(b) shall only be effective following Lilly’s exercise of its Option. For the avoidance of doubt, prior to Lilly’s exercise of its Option, Telix shall have and retain sole control among the parties over enforcement and defense of Telix Patents and Telix Radiodiagnostic Patents other than, in either case, Joint New Patents.

(ii) Notice. If either Party becomes aware of any actual, potential or alleged infringement of any Telix Patent or Telix Radiodiagnostic Patent, other than in either case, a Joint New Patent, by the actions of a Third Party in connection with any Licensed Product (or the use or manufacture of any of the foregoing) (a “Telix Patent Infringement”) or revocation, invalidation, opposition proceedings, reexamination proceedings, inter partes review proceedings, declaratory judgment or similar legal actions seeking to invalidate or hold any Telix Patent or Telix Radiodiagnostic Patent, other than in either case, a Joint New Patent, unenforceable, whether in the context of a counterclaim in a legal action alleging an Telix Patent Infringement or otherwise (such an action, a “Telix Patent Challenge”), such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential or alleged Telix Patent Infringement or Telix Patent Challenge. This Section 11.4(b) sets forth the rights of the Parties to commence, prosecute, and/or undertake an action relating to such Telix Patent Infringement (an “Offensive Telix Patent Action”) or defense related to any Telix Patent Challenge (such defense, a “Defensive Telix Patent Action”). Lilly’s rights under this Section 11.4(b) may be exercised by its Affiliates or its or their licensees or sublicensees.

(iii) Right to Bring an Offensive Infringement Action.

(1) Telix’s Rights. Subject to Section 11.4(b)(iii)(2), Telix shall have the exclusive right, but not the obligation, to commence, undertake or prosecute any Offensive Telix Patent Action or, subject to Section 11.4(b)(viii), negotiate or enter into any settlement or voluntary disposition of an Offensive Telix Patent Action.

(2) Lilly’s Rights. If Lilly exercises its Option, Lilly shall have the first right, but not the obligation, to commence, undertake or prosecute any Offensive Telix Patent Action or, subject to Section 11.4(b)(viii), negotiate or enter into any settlement or voluntary disposition of an Offensive Telix Patent Action, with respect to, in either case, infringement of the exclusive rights with respect to Companion Diagnostics granted under Section 3.4(b). At Lilly’s request, Telix shall provide Lilly with all relevant documentation (as may be requested by Lilly) evidencing that Lilly is validly empowered to initiate an Offensive Lilly Patent Action. Telix shall join Lilly in its such Offensive Lilly Patent Infringement Action if Lilly reasonably determines that this is necessary to demonstrate “standing to sue”, at Lilly’s cost and expense. Lilly shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 11.4(b)(iii)(2). If Lilly has not exercised its first right to commence, undertake or prosecute such an Offensive Telix Patent Action within [**] of receipt of notice from Telix of the applicable Telix Patent Infringement, Telix may, by written notice to Lilly, commence, undertake or prosecute such action to the extent to which it directly relates to a Telix Patent Infringement of a Telix Patent or Telix Radiodiagnostic Patent (either such Party who commences, undertakes or prosecutes an Offensive Telix Patent Action under Section 11.4(b)(iii)(l) or this Section 11.4(b)(iii)(2), the “Telix Commencing Party”).

(3) Process. At the Telix Commencing Party’s request, the non-Telix Commencing Party shall provide the Telix Commencing Party with all relevant documentation (as may be requested by the Telix Commencing Party) evidencing that the Telix Commencing Party is validly empowered by the non-Telix Commencing Party to initiate an Offensive Telix Patent Action. The non-Telix Commencing Party shall join the Telix Commencing Party in its Offensive Telix Patent Action if the Telix Commencing Party reasonably determines that this is necessary to demonstrate “standing to sue”, at the Telix Commencing Party’s cost and expense. The Telix Commencing Party shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to Section 11.4(b)(iii)(l) or 11.4(b)(iii)(2) (but not the non-Telix Commencing Party’s counsel).

(iv) Right to Control a Defensive Action.

(1) By Telix. Subject to Sections 11.4(b)(iv)(2) and Section 11.4(b)(viii), Telix shall have the exclusive right, but not the obligation, to defend and control the defense of any Defensive Telix Patent Action.

(2) By Lilly. If Lilly exercises its Option, Lilly shall, subject to Section 11.4(b)(viii), have the first right, but not the obligation, to defend and control the defense of any Defensive Telix Patent Action relating to Lilly’s rights to Companion Diagnostics under Section 3.4(b). If Lilly does not intend to exercise its first right to defend such a Defensive Telix Patent Action within the earlier of (i) [**] of receipt of notice of the applicable Telix Patent Challenge and (ii) [**] before the deadline for filing of a response to the notice of the applicable Telix Patent Challenge (including any extensions that Lilly has obtained), it shall, within [**], notify Telix in writing and Telix may, by written notice to Lilly, defend and control such Defensive Telix Patent Action with respect to the applicable Telix Patent Challenge (a Party who defends a Defensive Telix Patent Action under Section 11.4(b)(iv)(l) or this Section 11.4(b)(iv)(2), the “Telix Defending Party”).

(3) Process. At the Telix Defending Party’s request, the non-Telix Defending Party shall provide the Telix Defending Party with all relevant documentation (as may be requested by the Telix Defending Party) evidencing that the Telix Defending Party is validly empowered by the non-Telix Defending Party to defend such Defensive Telix Patent Action. The non-Telix Defending Party shall join the Telix Defending Party in its such Defensive Telix Patent Action if the Telix Defending Party reasonably determines that this is necessary to demonstrate “standing to defend” at the Defending Party’s cost and expense. Where Telix is the Telix Defending Party in such a Defensive Telix Patent Action which has arisen as a counterclaim in an Offensive Infringement Suit for which Lilly is the Telix Commencing Party, the Parties shall use Commercially Reasonable Efforts in good faith to work closely together and consult with each other as to strategy in such proceedings. The Telix Defending Party shall have the sole and exclusive right to select counsel for any claim defended by it pursuant to Section 11.4(b)(iv)(l) or Section 11.4(b)(iv)(2) (but not the non-Telix Defending Party’s counsel).

(v) Costs and Expenses of an Action. Except as otherwise expressly set forth in this Agreement, the Telix Commencing Party or Telix Defending Party shall pay its own costs and expenses incurred in connection with any Offensive Telix Patent Action or Defensive Telix Patent Action.

(vi) Reasonable Assistance. The Party that is not the Telix Commencing Party or Telix Defending Party shall provide reasonable assistance to the Telix Commencing Party or Telix Defending Party, including [**], subject to the Telix Commencing Party’s or Telix Defending Party’s reimbursement of any reasonable out-of-pocket expenses incurred by the other Party in providing such assistance.

(vii) Distribution of Amounts Recovered. Any amounts recovered by Telix or an Affiliate thereof with respect to any Telix Patent Infringement, whether by settlement or judgment, shall be allocated in the following order:

(1) to reimburse the Telix Commencing Party or Telix Defending Party, respectively, for its costs incurred in connection with such Offensive Telix Patent Action or Defensive Telix Patent Action, respectively;

(2) to reimburse the Party that is not the Telix Commencing Party or Telix Defending Party, respectively, for any reasonable costs incurred in connection with assisting the Telix Commencing Party or Telix Defending Party, respectively, as requested thereby, with respect to an Offensive Telix Patent Action or Defensive Telix Patent Action, respectively;

(3) the remaining amount of such recovery received with respect to any Telix Patent Infringement, and, if Lilly has exercised its Option, not received with respect to any infringement of any Telix Patents or Telix Radiodiagnostic Patents (other than Joint New Patents) with respect to any Companion Diagnostic, shall be allocated as follows [**] percent ([**]%) of such recovery shall be retained by Telix (or the applicable Telix Related Party), [**] percent ([**]%) of such recovery shall be paid to Lilly;

(4) the remaining amount of such recovery received with respect to any Telix Patent Infringement with respect to any Companion Diagnostic shall, if Lilly has exercised its Option, be allocated as follows:

a. if Lilly is the Telix Commencing Party, [**] percent ([**]%) of such recovery shall be retained by Lilly (or the applicable Lilly Related Party) and [**] percent ([**]%) of such recovery shall be paid to Telix; and

b. if Telix is the Telix Commencing Party, [**] percent ([**]%) of such recovery shall be retained by Telix (or the applicable Telix Related Party) and [**] percent ([**]%) of such recovery shall be paid to Lilly; and

(5) the remaining amount of such recovery received with respect to Telix Patents or Telix Radiodiagnostic Patents (other than Joint New Patents) shall be retained by Telix.

(viii) Settlement. If Lilly has exercised its Option, Telix shall not (1) settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Offensive Telix Patent Infringement Action or Defensive Telix Patent Action (x) by admitting that any Telix Patent or Telix Radiodiagnostic Patent is to any extent invalid or unenforceable or dedicating to the public or abandoning any Telix Patent or Telix Radiodiagnostic Patent or (y) in a manner that would entail payment by Lilly or materially adversely affect the rights of Lilly under this Agreement with respect to Companion Diagnostics, without, in the case of (x) or (y), Lilly’s prior written consent, or (2) enter into any settlement (or consent to the entry of a judgment) with respect to any Offensive Telix Patent Infringement Action or Defensive Telix Patent Action that entails any license to, or covenant not to sue with respect to, any Telix Radiodiagnostic IP that would grant any Third Party any rights to manufacture, use, sell or otherwise commercialize any Companion Diagnostic, without Lilly’s prior written consent.

(c) Joint New Patents.

(i) Notice. If either Party becomes aware of any actual, potential or alleged infringement of any Joint New Patent by the actions of a Third Party (a “Joint New Patent Infringement”) or revocation, invalidation, opposition proceedings, reexamination proceedings, inter partes review proceedings, declaratory judgment or similar legal actions seeking to invalidate or hold any Joint New Patent unenforceable, whether in the context of a counterclaim in a legal action alleging an Joint New Patent Infringement or otherwise (such an action, a “Joint New Patent Challenge”), such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential or alleged Joint New Patent Infringement or Joint New Patent Challenge. This Section 11.4(c) sets forth the rights of the Parties to commence, prosecute, and/or undertake an action relating to such Joint New Patent Infringement (an “Offensive Joint New Patent Action”) or defense related to any Joint New Patent Challenge (such defense, a “Defensive Joint New Patent Action”). Lilly’s rights under this Section 11.4(c) may be exercised by its Affiliates or its or their licensees or sublicensees.

(ii) Right to Bring an Offensive Infringement Action.

(1) No Lilly Option Exercise. Subject to Section 11.4(c)(ii)(2), Telix shall have the first right, but not the obligation, to commence, undertake or prosecute any Offensive Joint New Patent Infringement Action or, subject to Section 11.4(c)(v), negotiate or enter into any settlement or voluntary disposition of an Offensive Joint New Patent Infringement Action. If Telix has not exercised its first right to commence, undertake or prosecute an Offensive Joint New Patent Infringement Action with respect to any Joint New Patent Infringement within [**] of receipt of notice from Lilly of the applicable Joint New Patent Infringement, Lilly may, by written notice to Telix, commence, undertake or prosecute such action (either such Party who commences, undertakes or prosecutes such action, pursuant to this Section 11.4(c)(ii)(l) or 11.4(c)(ii)(2), the “Joint Commencing Party”).

(2) Lilly Option Exercise. If Lilly exercises its Option, Lilly shall have the first right, but not the obligation, to commence, undertake or prosecute any Offensive Joint New Patent Infringement Action or, subject to Section 11.4(c)(v), negotiate or enter into any settlement or voluntary disposition of an Offensive Joint New Patent Infringement Action, with respect to, in either case, infringement of the exclusive rights with respect to Companion Diagnostics granted under Section 3.4(b). At Lilly’s request, Telix shall provide Lilly with all relevant documentation (as may be requested by Lilly) evidencing that Lilly is validly empowered to initiate an Offensive Joint New Patent Infringement Action. Telix shall join Lilly in its such Offensive Joint New Patent Infringement Action if Lilly reasonably determines that this is necessary to demonstrate “standing to sue”, at Lilly’s cost and expense. Lilly shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 11.4(b)(iii)(2). If Lilly has not exercised its first right to commence, undertake or prosecute such an Offensive Joint New Patent Infringement Action within [**] of receipt of notice from Telix of the applicable Joint New Patent Infringement, Telix may, by written notice to Lilly, commence, undertake or prosecute such action to the extent to which it directly relates to a Joint New Patent Infringement.

(3) Process. At the Joint Commencing Party’s request, the non-Joint Commencing Party shall provide the Joint Commencing Party with all relevant documentation (as may be requested by the Joint Commencing Party) evidencing that the Joint Commencing Party is validly empowered by the non-Joint Commencing Party to initiate an Offensive Joint New Patent Infringement Action. The non-Joint Commencing Party shall join the Joint Commencing Party in its Offensive Joint New Patent Infringement Action if the Joint Commencing Party reasonably determines that this is necessary to demonstrate “standing to sue”, at the Joint Commencing Party’s cost and expense. The Joint Commencing Party shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 11.4(c)(ii) (but not the non-Joint Commencing Party’s counsel).

(iii) Right to Control a Defensive Action.

(1) No Lilly Option Exercise. Subject to Section 11.4(c)(iii)(2), Telix shall have the first right, but not the obligation, to defend and control the defense of any Defensive Joint New Patent Action. If Telix does not intend to exercise its first right to defend a Defensive Joint New Patent Action within the earlier of (1) [**] of receipt of notice of the applicable Joint New Patent Challenge and (2) [**] before the deadline for filing of a response to the notice of the applicable Joint New Patent Challenge (including any extensions that Telix has obtained), it shall within [**] notify Lilly in writing and Lilly may, by written notice to Telix, defend and control such Defensive Joint New Patent Action (either such Party who defends such action or defense under this Section 11.4(c)(iii)(l) or Section 11.4(c)(iii)(2), the “Joint Defending Party”).

(2) Lilly Option Exercise. If Lilly exercises its Option, Lilly shall, subject to Section 11.4(c)(v), have the first right, but not the obligation, to defend and control the defense of any Defensive Joint New Patent Action relating to Lilly’s rights to Companion Diagnostics under Section 3.4(b). If Lilly does not intend to exercise its first right to defend such a Defensive Joint New Patent Action within the earlier of (i) [**] of receipt of notice of the applicable Joint New Patent Challenge and (ii) [**] before the deadline for filing of a response to the notice of the applicable Joint New Patent Challenge (including any extensions that Lilly has obtained), it shall, within [**], notify Telix in writing and Telix may, by written notice to Lilly, defend and control such Defensive Joint New Patent Action with respect to the applicable Joint New Patent Challenge.

(3) Process. At the Joint Defending Party’s request, the non-Joint Defending Party shall provide the Joint Defending Party with all relevant documentation (as may be requested by the Joint Defending Party) evidencing that the Joint Defending Party is validly empowered by the non-Joint Defending Party to defend such Defensive Joint New Patent Action. The non-Joint Defending Party shall join the Joint Defending Party in its such Defensive Joint New Patent Action if the Joint Defending Party reasonably determines that this is necessary to demonstrate “standing to defend” at the Joint Defending Party’s cost and expense. Where one Party is the Joint Defending Party in a Defensive Joint New Patent Action which has arisen as a counterclaim in an Offensive Joint New Patent Infringement Action for which the other Party is the Joint Commencing Party, the Parties shall use Commercially Reasonable Efforts in good faith to work closely together and consult with each other as to strategy in such proceedings. The Joint Defending Party shall have the sole and exclusive right to select counsel for any claim defended by it pursuant to this Section 11.4(c)(iii) (but not the non-Joint Defending Party’s counsel).

(iv) Costs and Expenses of an Action. Except as otherwise expressly set forth in Section 11.4(c)(vii), the Joint Commencing Party shall pay its own costs and expenses, and those out-of-pocket costs and expenses of the non-Joint Commencing Party for assistance requested by the Joint Commencing Party, incurred in connection with such Offensive Joint New Patent Infringement Action or Defensive Joint New Patent Action.

(v) Settlement. No Party shall (1) settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Offensive Joint New Patent Infringement Action or Defensive Joint New Patent Action (x) by admitting that any Joint New Patent Right is to any extent invalid or unenforceable or dedicating to the public or abandoning any Joint New Patent Right or (y) in a manner that would entail payment by the other Party or any Affiliate thereof or materially adversely affect the rights of the other Party or any Affiliate thereof under any Joint New Patent, without, in the case of (x) or (y), the other Party’s prior written consent, or (2) enter into any settlement (or consent to the entry of a judgment) with respect to any Offensive Joint New Patent Infringement Action or Defensive Joint New Patent Action that entails any license to, or covenant not to sue with respect to, any Joint New Patent or Joint New Know-How, without the other Party’s prior written consent.

(vi) Reasonable Assistance. Each Party (if it is not the Joint Commencing Party or Joint Defending Party with respect to Joint New Patent Rights, as applicable) shall provide reasonable assistance to the other Party with respect to any matter subject to this Section 11.4(c), including [**], subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-Joint Commencing Party or non-Joint Defending Party in providing such assistance.

(vii) Distribution of Amounts Recovered. Any amounts recovered by the Joint Commencing Party or Joint Defending Party pursuant to this Section 11.4(c), whether by settlement or judgment, shall be allocated in the following order:

(1) to reimburse the non-Joint Commencing Party or non-Joint Defending Party, as applicable, for any reasonable costs incurred in connection with an Offensive Joint New Patent Infringement Action or Defensive Joint New Patent Action;

(2) to reimburse the Joint Commencing Party or Joint Defending Party, as applicable, for its reasonable costs incurred in connection with such Offensive Joint New Patent Infringement Action or Defensive Joint New Patent Action;

(3) if Lilly (or any Affiliate thereof) has exercised its Option and is the Joint Commencing Party or Joint Defending Party, as applicable, the remaining amount of such recovery to the extent received with respect to an infringement or defense of Lilly’s rights under Joint New Patents with respect to Companion Diagnostics (including such rights granted under Section 3.4(b)) shall be allocated as follows: [**] percent ([**]%) of such recovery shall be retained by Lilly and [**] percent ([**]%) of such recovery shall be paid to Telix;

(4) if Lilly (or any Affiliate thereof) has exercised its Option and Telix (or any Affiliate thereof) is the Joint Commencing Party or Joint Defending Party, as applicable, the remaining amount of such recovery to the extent received with respect to an infringement or defense of Lilly’s rights under Joint New Patents with respect to Companion Diagnostics (including such rights granted under Section 3.4(b)) shall be allocated as follows: [**] percent ([**]%) of such recovery shall be retained by Telix and [**] percent ([**]%) of such recovery shall be paid to Lilly;

(5) if Telix (or any Affiliate thereof) is the Joint Commencing Party or Joint Defending Party, the remaining amount of such recovery to the extent received with respect to Telix’s rights under Joint New Patents with respect to Licensed Products, and, if Lilly has exercised its Option, not received with respect to Lilly’s rights under Joint New Patents with respect to Companion Diagnostics (including such rights granted under Section 3.4(b)), shall be allocated as follows: [**] percent ([**]%) of such recovery shall be retained by Telix, [**] percent ([**]%) of such recovery shall be paid to Lilly; and

(6) the remaining amount of any such recovery received with respect to any Offensive Joint New Patent Infringement Action or Defensive Joint New Patent Action shall be allocated as follows:

a. if Telix (or any Affiliate thereof) is the Joint Commencing Party or Joint Defending Party, as applicable, the remaining amount of such recovery received with respect to the Joint New Patent Rights shall be allocated [**] percent ([**]%) to Telix and [**] percent ([**]%) to Lilly; and

b. if Lilly (or any Affiliate thereof) is the Joint Commencing Party or Joint Defending Party, as applicable, the remaining amount of such recovery received with respect to the Joint New Patent Rights shall be allocated [**] percent ([**]%) to Lilly and [**] percent ([**]%) to Lilly.

11.5 Patent Term Extensions.

(a) Licensed Patents. Lilly shall have the right to determine the Licensed Patents (other than Joint New Patents) for which it will apply for patent extension in any country, at its cost and expense. Telix shall provide all reasonable assistance to Lilly in connection with such filings, provided that Lilly shall pay or reimburse any out-of-pocket costs incurred by Telix in providing such assistance. Telix shall not have the right to apply for patent term extensions for any Licensed Patents.

(b) Telix Patents. Telix shall have the right to determine the Telix Patents (other than Joint New Patents) for which it will apply for patent extension in any country, at its cost and expense. Lilly shall provide all reasonable assistance to Telix in connection with such filings, provided that Telix shall pay or reimburse any out-of-pocket costs incurred by Lilly in providing such assistance.

(c) Joint New Patents. The Parties shall reasonably cooperate in good faith in seeking and obtaining patent extensions in any country for any Joint New Patents, with the cost thereof to be borne as agreed upon in good faith by the Parties. Each Party shall provide all reasonable assistance to the other in connection with any such filings.

11.6 Patent Markings. Telix and its Affiliates shall (and ensure that all Sublicensees) mark all Licensed Products or Licensed Product packaging or advertising (as may be permitted) with the appropriate patent number reference for any applicable Licensed Patent(s) in compliance with the requirements of 35 U.S.C. § 287 and equivalent foreign laws. If Lilly exercises its Option, Lilly and its Affiliates shall (and ensure that all of their applicable licensees and sublicensees) mark all Companion Diagnostic packaging or advertising (as may be permitted) with respect to the foregoing with the appropriate patent number reference for any applicable Telix Patent in compliance with the requirements of 35 U.S.C. § 287 and equivalent foreign laws.

11.7 Trademarks.

(a) Telix. As between the Parties, Telix shall be responsible for selecting, in its sole discretion, and shall own all right, title and interest in and to any trademarks adopted by Telix for use with the Licensed Products anywhere in the world (including all goodwill accruing with respect to such use), and shall be responsible for the registration, filing, maintenance and enforcement thereof, provided that the foregoing shall not apply with respect to Companion Diagnostics if Lilly has exercised its Option. Telix shall have no right to use any trademark, tradename, or corporate name of Lilly or any of its Affiliates with the Licensed Products.

(b) Lilly. If Lilly exercises its Option, as between the Parties, Lilly shall be responsible for selecting, in its sole discretion, and shall own all right, title and interest in and to any trademarks adopted by Lilly for use with the Companion Diagnostics anywhere in the world (including all goodwill accruing with respect to such use), and shall be responsible for the registration, filing, maintenance and enforcement thereof. Lilly shall have no right to use any trademark, tradename, or corporate name of Telix or any of its Affiliates with Companion Diagnostics.

12. TERM AND TERMINATION

12.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless earlier terminated pursuant to Sections 12.2, 12.3, 12.4, or 12.5 continue until the expiration of the last-to-expire Telix Royalty Term or, if Lilly exercises its Option and the last-to-expire Lilly Royalty Term expires following the last-to-expire Telix Royalty Term, the last-to-expire Lilly Royalty Term (the period during which this Agreement is effective, the “Term”). Upon the expiration of the Telix Royalty Term for a particular Licensed Product in a particular country, the rights granted under Section 3.1 shall become nonexclusive, irrevocable, perpetual, royalty-free, and fully-paid. If Lilly exercises its Option, upon the expiration of the Lilly Royalty Term for a particular Lilly Product or Companion Diagnostic in a particular country, the rights granted with respect thereto under Section 3.4 shall become nonexclusive, irrevocable, perpetual, royalty-free, and fully-paid.

12.2 Termination on Mutual Agreement. This Agreement may be terminated by the mutual written agreement of the Parties.

12.3 Elective Termination by Telix. Telix shall have the right to terminate this Agreement in its entirety (or, following Lilly’s exercise of its Option, with respect to Telix’s licenses and rights to Licensed Products and Licensed Technology under Section 3.1, as further described below) in its sole discretion by giving thirty (30) days’ advance written notice to Lilly.

12.4 Elective Termination by Lilly. If Lilly exercises its Option, Lilly shall have the right following such exercise to terminate this Agreement with respect to Lilly’s licenses and rights to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP under Section 3.4(b), as further described below, in its sole discretion by giving thirty (30) days’ advance written notice to Telix.

12.5 Termination for Cause.

(a) Material Breach. This Agreement may be terminated by a Party at any time during the Term upon written notice to the other Party if such other Party is in material breach of this Agreement and has not cured such breach within (i) [**] in the case of any failure to make when due any payment hereunder, (ii) in all other cases [**]. Any such termination shall become effective at the end of such [**] or [**] (as applicable) period unless the breaching Party has cured such breach prior to the end of such period.

(b) Financial Insecurity. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within [**] of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

(c) Termination for Telix Failure to Conduct POC Study. Lilly shall be entitled to terminate this Agreement on written notice to Telix if FPI has not occurred with respect to the POC Study by the second (2nd) anniversary of the Effective Date and is not cured within [**] following notice from Lilly indicating an intent to terminate for such failure.

(d) Termination for Lilly Failure to Conduct Registration Study. If Lilly exercises its Option and no human subject or patient has qualified for acceptance or enrollment into a Registration Study of the Lilly Product for use by patients that have been screened using the Companion Diagnostic by the second (2nd) anniversary of the date Lilly exercises its Option, Telix shall be entitled to terminate this Agreement on [**] notice given within [**] of such anniversary.

(e) Termination Following Lilly’s Exercise of Its Option. If Lilly terminates under Section 12.5(a) or 12.5(b) following exercise of its Option, Lilly shall indicate in such notice whether or not it is electing to terminate the Agreement in its entirety or solely with respect to Telix’s licenses and rights to Licensed Products and Licensed Technology under Section 3.1. If Telix terminates under Section 12.5(a), 12.5(b), or 12.5(d) following the date on which Lilly exercises its Option, Telix shall indicate in such notice whether or not it is electing to terminate the Agreement in its entirety or with respect to Lilly’s licenses and rights to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP under Section 3.4(b).

(f) Damages. For clarity, if either Party has the right to terminate this Agreement (in whole or in part) under this Section 12, it may at its sole option, elect either to (i) terminate this Agreement and pursue any legal or equitable remedy available to it or (ii) maintain the Agreement in effect and pursue any legal or equitable remedy available to it.

12.6 Effect of Termination if Telix’s Rights to Licensed Products Terminate.

(a) Primary Effects of Termination. Upon (1) any termination of this Agreement other than a termination following Lilly’s exercise of its Option, (2) any termination of this Agreement, following Lilly’s exercise of its Option, by Lilly pursuant to Section 12.5(a) or 12.5(b) or by Telix pursuant to Section 12.3, or (3) any termination of this Agreement, following Lilly’s exercise of its Option, by Telix pursuant to Section 12.5(a), 12.5(b), or 12.5(d) for which, in each case, Telix elects to terminate this Agreement in its entirety:

(i) all licenses and rights granted by Lilly to Telix pursuant to this Agreement with respect to Licensed Antibody, Licensed Products, and Licensed Technology (and any corresponding obligations of Lilly) shall automatically terminate and (x) Telix, its Affiliates, and, except to the extent any Sublicensees’ rights survive termination hereof pursuant to Section 12.6(c), any Sublicensees shall cease Development, Manufacture, and Commercialization of the Licensed Antibody and all Licensed Products and (y) Telix shall not (and shall ensure that its Affiliates and Sublicensees do not) enable any Third Party, or grant any Third Party any rights, to Develop, Manufacture, or Commercialize of the Licensed Antibody and all Licensed Products;

(ii) solely in the case of any termination of this Agreement by Lilly pursuant to Section 12.5(a) or 12.5(b), or by Telix pursuant to Section 12.3, Telix and its Affiliates shall use reasonable efforts to promptly provide to Lilly [**];

(iii) solely in the case of any termination of this Agreement by Lilly pursuant to Section 12.5(a) or 12.5(b), or by Telix pursuant to Section 12.3, Telix, effective as of such termination, hereby grants to Lilly and its Affiliates a perpetual, irrevocable, exclusive, worldwide, license, with the right to sublicense and transferable with this Agreement, [**];

(iv) Telix shall be responsible to wind-down or cease any ongoing clinical trials for Licensed Products that it has commenced prior to such termination. Such wind-down or cessation shall be carried out, in all instances, in full compliance with Applicable Law, ethical standards and any regulatory requirements of applicable Regulatory Authorities. Solely in the case of any termination of this Agreement by Lilly pursuant to Section 12.5(a) or 12.5(b), or by Telix pursuant to Section 12.3, Lilly may notify Telix in writing that it is electing to continue such ongoing clinical trials, in which event, Telix shall, in good faith, work with Lilly[**] to transition such ongoing clinical trials to Lilly pursuant to a mutually agreed upon transition plan;

(v) solely in the case of any termination of this Agreement by Lilly pursuant to Section 12.5(a) or 12.5(b) or by Telix pursuant to Section 12.3, Telix shall provide Lilly [**]; and

(vi) solely in the event of any termination of this Agreement, following Lilly’s exercise of its Option, by Lilly pursuant to Section 12.5(a) or 12.5(b) for which Lilly elects to terminate this Agreement with respect to Telix’s licenses and rights to Licensed Products and Licensed Technology (and not in its entirety), [**].

(b) Consideration for Rights Granted to Lilly Upon Termination. As soon as reasonably possible following any termination of this Agreement subject to this Section 12.6, the Parties shall (1) enter into reasonable good faith negotiations concerning the commercially reasonable value of the rights licensed, to Lilly and its Affiliates pursuant to clause (iii) of Section 12.6(a), which value shall, in any event, reasonably take into account the facts and circumstances at such time and (2) use Commercially Reasonable Efforts to reach written agreement, within [**] of such termination, on the commercially reasonable financial consideration to be paid to Telix in exchange for such transfers and licenses (which may include upfront payments, milestone payments, and/or royalties, as may be commercially reasonable and, upon such written agreement, shall be paid to Telix by Lilly). If the Parties are unable to reach written agreement with respect thereto within such [**] period pursuant to the foregoing, the form and amount of such consideration to be paid to Telix in exchange for the grant of such rights shall, if and as requested by either Party in writing by notice to the other Party, be determined in accordance with the process set forth in Exhibit J with the arbitrator being reasonably expert in biopharmaceutical licensing transactions; provided, however, that after the arbitrator has made its selection of the financial consideration as provided in Exhibit J, Lilly shall have the right, upon written notice given to Telix within [**] of such determination, to either (a) accept such financial consideration and the Parties would execute an agreement providing for such financial consideration or (b) reject such financial consideration, in which case the Parties shall not be obligated to execute the agreement including such financial consideration and the licenses granted to Lilly under Section 12.6(a) shall terminate upon such notice.

(c) Survival of Sublicenses. [**]:

(i) [**]; and

(ii) [**].

12.7 Effect of Termination if Lilly has Exercised its Option, Telix’s Rights to Licensed Products Survive, but Lilly’s Rights to Companion Diagnostics Terminate.

(a) Primary Effects of Termination. Upon any termination of this Agreement, following Lilly’s exercise of its Option, (1) by Telix pursuant to Section 12.5(a), 12.5(b), or 12.5(d) for which, in each case, Telix elects to terminate this Agreement with respect to Lilly’s licenses and rights to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP (and not in its entirety) or (2) by Lilly pursuant to Section 12.4:

(i) all licenses and rights granted by Telix to Lilly with respect to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP under Section 3.4, all rights and obligations of Lilly with respect to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP corresponding thereto, and all rights and obligations of Lilly corresponding to the foregoing under this Agreement shall terminate (i.e., this Agreement shall be deemed to have been terminated with respect to Lilly’s rights to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP, but not with respect to Telix’s rights to Licensed Products and Licensed Technology) and Lilly, its Affiliates, and, except to the extent any of Lilly’s or its Affiliates’ licensees’ or sublicensees’ rights survive termination hereof pursuant to Section 12.7(c), any licensees or sublicensees of Lilly or any Affiliate thereof with respect to Telix Technology and Telix Radiodiagnostic IP shall cease Development, Manufacture, and Commercialization of Companion Diagnostics;

(ii) Lilly and its Affiliates shall use reasonable efforts to promptly provide to Telix [**];

(iii) Lilly shall be responsible to wind-down or cease any ongoing clinical trials for Companion Diagnostics that it has commenced prior to such termination;

(iv) Lilly shall provide Telix [**]; and

(v) all licenses, rights, and obligations of Telix with respect to Licensed Products and Licensed Technology corresponding thereto, and all rights and obligations of Lilly corresponding to the foregoing under this Agreement shall survive (i.e., this Agreement shall be deemed to have been terminated with respect to Lilly’s rights to Companion Diagnostics, Telix Technology, and Telix Radiodiagnostic IP, but not with respect to Telix’s rights to Licensed Products and Licensed Technology), provided that all of the foregoing shall remain subject to subsequent termination by Telix under Section 12.3, 12.5(a), or 12.5(b) or by Lilly pursuant to Section 12.5(a), 12.5(b), or 12.5(c) thereafter (and, in the case of such subsequent termination, this Agreement shall be terminated in its entirety).

(b) Consideration for Rights Granted to Telix Upon Termination. As soon as reasonably possible following any termination of this Agreement subject to this Section 12.7, the Parties shall (1) enter into reasonable good faith negotiations concerning the commercially reasonable value, in addition to the amounts otherwise payable to Lilly under Sections 6 and 11.4 (which amounts shall remain payable and be unaffected by this Section 12.7(b)) of the assets assigned and rights licensed in the Lilly Field to Telix and its Affiliates upon such termination, which value shall, in any event, reasonably take into account the facts and circumstances at such time and (2) use Commercially Reasonable Efforts to reach written agreement, within [**] of such termination, on the commercially reasonable financial consideration, in addition to amounts payable under Sections 6 and 11.4 of this Agreement, to be paid to Lilly in exchange for such transfers and licenses (which may include additional upfront payments, milestone payments, and/or royalties, as may be commercially reasonable and, upon such written agreement, shall be paid to Lilly by Telix). If the Parties are unable to reach written agreement with respect thereto within such [**] period pursuant to the foregoing, the form and amount of such additional consideration to be paid to Lilly in exchange for the grant of such rights shall, if and as requested by either Party in writing by notice to the other Party, be determined in accordance with the process set forth in Exhibit J with the arbitrator being reasonably expert in biopharmaceutical licensing transactions.

(c) Survival of Sublicenses. [**]:

(i) [**]; and

(ii) [**].

12.8 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition to any provision that explicitly indicates herein that it shall survive termination/expiration,

(i) Sections 1, 2.1(e), 3.3, 3.5, 3.6, 4.2(c), 4.2(d), 4.3, 6.6, 6.7, 6.8, 6.9, 6.10, 8, 9.4, 9.5, 9.6, 10, 12.6 (if applicable), 12.7 (if applicable), 12.8, and 13 shall survive the expiration of this Agreement in its entirety or in part;

(ii) Sections 2, 3.1, 3.2, 4, 5, 6, 9.4(a) (with respect to Telix), 9.4(c), 11.2(a), 11.2(c), 11.3 (with respect to Sections 11.2(a) and 11.2(c)), 11.4(a), 11.4(c), 11.5(a), 11.5(c), 11.6, 11.7(a), 12.1, 12.3, 12.5(a), 12.5(b), 12.5(c), 12.5(e), 12.5(t), 12.6, and 12.7 (if applicable) shall survive any termination of this Agreement subject to Section 12.6 prior to the termination of this Agreement in its entirety; and

(iii) Sections 3.4, 4.l(b), 4.2(a), 4.2(b), 7, 9.1, 9.2, 9.4(a), 9.4(b), 9.4(d), 11.2(b), 11.4(c)(i), 11.4(c)(ii)(2), 11.4(c)(ii)(3), 11.4(c)(iii)(2), 11.4(c)(iii)(3), 11.4(c)(iv), 11.4(c)(v), 11.4(c)(vi), 11.4(c)(vii), 11.5(b), 11.5(c), 11.6, 11.7(b), 12.1, 12.3, 12.5(a), 12.5(b), 12.5(d), 12.5(e), 12.5(t), 12.6 (if applicable), and 12.7 shall survive any termination of this Agreement subject to Section 12.7 prior to the termination of this Agreement in its entirety.

13. MISCELLANEOUS

13.1 Compliance with Applicable Laws. Each Party shall, and shall require its Affiliates, sublicensees, agents and subcontractors to comply in all material respects with all Applicable Laws in connection with the performance of their obligations and the exercise of their rights under this Agreement. Any internal compliance codes of a Party shall apply only to that Party, but the Parties agree to cooperate with each other to ensure that each Party is able to comply with the substance of its respective internal compliance codes and, to the extent practicable, to operate in a manner consistent with its usual compliance related processes.

13.2 Compliance with Party Specific Regulations. The Parties agree to cooperate with each other (and cause their Affiliates to cooperate) as may reasonably be required to ensure that each Party and its Affiliates is able to fully meet its obligations with respect to the Party Specific Regulations applicable to it. Neither Party nor any Affiliate thereof shall be obligated to pursue any course of conduct that would result in such Party or any Affiliate thereof being in material breach of any Party Specific Regulation applicable to it. All Party Specific Regulations are binding only in accordance with their terms and only upon the Party or its Affiliate to which they relate.

13.3 Compliance with Anti-Corruption and Privacy Laws

(a) Anti-Corruption and Privacy. In connection with this Agreement, each Party and each of its Affiliates has complied and will comply with all Applicable Laws and industry codes dealing with data protection and privacy of personal information (“Privacy Laws”) and with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”), as amended, and any laws enacted to implement the Organisation of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

(b) Privacy. Each Party shall at all times comply (and cause its Affiliates to comply) with all Applicable Laws and all applicable contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information in connection with this Agreement, including providing any notice, obtaining any consent and/or prior authorization, and conducting any assessment required under Applicable Laws, with respect thereto.

(c) No Bribery. In connection with this Agreement, neither Party, nor any of its Affiliates, has made, offered, given, promised to give, or authorized, nor will make, offer, give, promise to give, or authorize, in a manner that violates Applicable Laws, any bribe, kickback, payment or transfer of anything of value, directly or indirectly, to any person or to any Government or Public Official for the purpose of: (i) improperly influencing any act or decision of the person or Government or Public Official; (ii) inducing the person or Government or Public Official to do or omit to do an act in violation of a lawful or otherwise required duty; (iii) securing any improper advantage; or (iv) inducing the person or Government or Public Official to improperly influence the act or decision of any organization, including any government or government instrumentality, in order to assist Telix or Lilly, as applicable, in obtaining or retaining business.

(d) Compliance in Development. In connection with this Agreement, Telix specifically agrees that it will undertake all Development activities, in particular Development activities involving human subjects, in compliance with Applicable Laws, including GMPs, GLPSs, GCPs, and applicable Privacy Laws.

13.4 Dispute Resolution. In the event of a dispute, controversy or claim under, arising out of or relating to this Agreement (a “Dispute”), the Parties shall refer such dispute to the [**] (or equivalent senior level officer) of Telix and [**] (or higher) from Lilly (the “Executive Officers”) for attempted resolution by good faith negotiations in a videoconference meeting within [**] after such referral is made. If the Executive Officers are unable to resolve such Dispute in a timely manner, which shall in no case be more than [**] after the matter was referred to them, then the Dispute shall be resolved in accordance with Section 13.10 and thereafter neither Party shall have any further obligation under this Section 13.4. Notwithstanding the foregoing, and without waiting for the expiration of any such [**] periods, each Party shall each have the right to apply to any court of competent jurisdiction for equitable or injunctive relief, as necessary to protect the rights or property of such Party.

13.5 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any non-payment obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemic, pandemic, fire, flood, earthquake, tornado, tsunami, explosion, storm, or other acts of God, failure of public utilities or common carriers, or acts, omissions or delays in acting by any Governmental Authority. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

13.6 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the US (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws.

13.7 Assignment. Except as provided in this Section 13.7, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) either Party may, without such consent, assign this Agreement (and its rights and obligations hereunder) (i) to an Affiliate of such Party, provided such Party remains primarily liable for any acts or omissions of such Affiliate, or (ii) in connection with the transfer or sale of all or substantially all of its assets or business (or that portion thereof related to the subject matter of this Agreement), merger, consolidation, change of control, or similar transaction. If Telix is the assigning Party, the assignee shall agree in a writing that is in form and substance acceptable to Lilly in its sole discretion to be bound by the terms of this Agreement. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 13.7. Any assignment not in accordance with this Agreement shall be void.

13.8 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

13.9 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

a if to Telix, to:	Telix Pharmaceuticals Limited

55 Flemington Road, North Melbourne
Suite 401
VIC 3051, Australia
Attn: [**]

if to Lilly, to:	Eli Lilly Kinsale Limited

Dunderrow
Kinsale
Co. Cork
Ireland
Pl7 NY71

with copy to:	Eli Lilly and Company

Lilly Corporate Center
Indianapolis, IN 46285
Attn: Vice President of Corporate Business Development

and

Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
Attn: General Counsel

and

Wyrick Robbins Yates & Ponton
4101 Lake Boone Trail, Suite 300
Raleigh, NC 27607
Attn: Kenneth E. Eheman Jr.

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a Business Day (provided that if given by facsimile, the transmitting Party received confirmation of complete transmission); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing if sent by registered or certified mail.

13.10 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the United States federal law and Indiana state law, without reference to any rules of conflict of laws that would result in the application of the laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the federal courts located in Indianapolis, Indiana for any actions, suits or proceedings arising out of or relating to this Agreement and waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the federal courts located in Indianapolis, Indiana, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party waives personal service of any summons, complaint or other process in connection with such action and agree that service may be made by any means permitted or prescribed in this Agreement for delivery of notices or by any means permitted by Applicable Law.

13.11 Waiver of Jury Trial. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES. THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

13.12 Entire Agreement; Amendments. The Agreement, and any Exhibits hereto (including the Quality Agreement), contain the entire understanding of the Parties with respect to the rights and licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the rights and licenses granted hereunder are superseded by the terms of this Agreement, including the prior Confidentiality Agreement and the MTA. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties.

13.13 Headings. The captions to the several Articles and Sections hereof are for convenience of reference only, are not a part of the Agreement, and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

13.14 Independent Contractors. It is expressly agreed that Telix and Lilly shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Telix nor Lilly shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

13.15 Waiver. The failure by either Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement or any breach hereof by the other Party shall neither impair such provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or any other. No waiver by a Party of a particular provision or right shall be effective unless in writing, specific as to a particular matter and, if applicable, for a particular period of time, and signed by such Party.

13.16 Cumulative Remedies. Except as expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available at law or in equity.

13.17 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

13.18 Construction. Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, and the use of any gender will be applicable to all genders. The term “including” as used herein means including, without limiting the generality of any description that precedes such term, and shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import regardless of whether such words are actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after the word “including” but not others). References to “Article”, “Articles”, “Section”, “Sections”, “Exhibit” or “Exhibits” are references to the numbered Article(s) or lettered Exhibit(s) of this Agreement, unless expressly stated otherwise. Except where the context otherwise requires, (a) references to a particular law, rule or regulation mean such law, rule or regulation as in effect as of the relevant time, including all rules and regulations thereunder and any successor law, rule or regulation in effect as of the relevant time, and including the then-current amendments thereto; (b) the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (c) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (d) references to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by this Agreement; (e) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein shall be interpreted in a correlative manner; and (f) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits).

13.19 Use of Third Parties. Notwithstanding any delegation of obligations under this Agreement by a Party or its Affiliates or to a Third Party, such Party shall remain primarily liable and responsible for the performance of all of its obligations under this Agreement and for causing such Affiliates or Third Parties to act in a manner consistent herewith, to the extent applicable. No Party contracting with any Third Party shall agree to any term that would make it unable to comply with its obligations under this Agreement.

13.20 Further Action. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.21 Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Agreement and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties. Signatures provided by facsimile transmission, in Adobe™ Portable Document Format (PDF) sent by electronic mail, or other reasonable electronic form (e.g., DocuSign) shall be deemed to be original signatures.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

Telix International Pty Ltd

By:	/s/ Christian Behrenbruch

Name: Christian Behrenbruch
Title: CEO and Managing Director

Eli Lilly Kinsale Limited

By:	/s/ David White

Name: David White
Title: Director

Solely for purposes of Section 10.8:

Telix Pharmaceuticals Limited

By:	/s/ Christian Behrenbruch

Name: Christian Behrenbruch
Title: CEO and Managing Direct

Exhibit 10.1.1

Amendment Agreement

STANDARD TERMS

Telix and Lilly are party to the existing agreement as set out in the Variation Details (“Existing Agreement”). The parties agree to amend the Existing Agreement in accordance with Section 13.12 of the Existing Agreement and the terms of this first amendment agreement (“Amendment #1”) with effect from the amendment effective date set out in the Variation Details (“Amendment Effective Date”).

This Amendment #1 comprises the terms set out in this section entitled “Standard Terms” (“Standard Terms”), the terms set out in the section entitled “Variation Details” below (the “Variation Details”) and Annex 1. This Amendment #1 varies the Existing Agreement only to the extent expressly specified herein and does not affect the rights or obligations of the parties under the Existing Agreement prior to the Amendment Effective Date. Except as expressly modified and superseded by this Amendment #1, the terms and provisions of the Existing Agreement are ratified and confirmed and shall continue in full force and effect.

In the event of inconsistency between the Existing Agreement and this Amendment #1, this Amendment #1 will prevail to the extent of any inconsistency.

The Existing Agreement and any and all other agreements, instruments or documentation now or hereafter executed and delivered pursuant to the terms of the Existing Agreement as amended hereby, are hereby amended so that any reference therein to the Existing Agreement shall mean a reference to the Existing Agreement as amended hereby.

By signing this Amendment #1, each party represents and warrants:

•	it has the full right, power and authority to enter into this Amendment #1, and its execution of this Amendment #1, the fulfillment of its obligations and performance of its activities hereunder do not conflict with, violate, or breach, or constitute a default under, any material agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it;

•	it is duly authorized to execute and deliver this Amendment #1 and to perform its obligations hereunder, and the person or persons executing this Amendment #1on its behalf has been duly authorized to do so by all requisite corporate action;

•	this Amendment #1 are legally binding upon it, enforceable in accordance with its terms; and

•	all necessary consents, approvals and authorizations of all Governmental Authorities and other persons required to be obtained by such Party as of the Amendment Effective Date in connection with the execution, delivery and performance of this Amendment #1 have been obtained.

Amendment #1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party shall be entitled to rely on the delivery of executed facsimile copies of counterpart execution pages of this Amendment #1 and such facsimile copies shall be legally effective to create a valid and binding agreement among the Parties. Signatures provided by facsimile transmission, in Adobe™ Portable Document Format (PDF) sent by electronic mail, or other reasonable electronic form (e.g., DocuSign) shall be deemed to be original signatures.

This Amendment #1 will be interpreted in accordance with the governing law provisions set out in the Existing Agreement. Capitalised terms have the meaning set out herein or the Existing Agreement if not otherwise defined in this Amendment #1.

VARIATION DETAILS

1. “Telix”	Telix Pharmaceuticals (Innovations) Pty Ltd, f/k/a Telix International Pty Ltd with a place of business at Level 4, 55 Flemington Road, North Melbourne VIC 3051, Australia
2. “Lilly”	Eli Lilly Kinsale Limited, an Irish private limited company with a place of business at Dunderrow, Kinsale Co., Kinsale, Ireland
3. “Existing Agreement”	License Agreement, effective as of April 8, 2022, between Telix and Lilly
4. Amendment Reference:	Amendment #1 - revision of the Development Plan, under Exhibit B, including extension of POC [**] study timeline
5. “Amendment Effective Date”	12 December 2023
6. Amendment Details:

From the Amendment Effective Date, the parties agree to amend the Existing Agreement as follows:

•     The first sentence of Section 2.2 is hereby deleted and replaced in its entirety by the following sentence:

Telix shall use Commercially Reasonable Efforts to perform the activities set forth in the Development Plan, including but not limited to the POC Study, in accordance with the timelines and other requirements set forth therein, provided that, if Telix (i) has used Commercially Reasonable Efforts to complete the POC Study within the timeline set forth therefor on the Development Plan, (ii) has been unable to complete the POC Study within such timeline despite such efforts, and (iii) provides Lilly written notice of Telix’s need to extend such timeline for the performance of the POC Study at least [**] prior to the Development Plan’s target date for such completion, Telix shall be entitled to extend such date by up to [**] as necessary to provide for such completion.

•     Section 2.3 is hereby deleted and replaced in its entirety by the following provision:

“Development Plan Reporting. Telix will provide Lilly with [**] written updates detailing the progress of activities under the Development Plan (including but not limited to the POC Study) and the results thereof. In addition, within [**] of completion of any preclinical (animal) studies set forth in the Development Plan, which is expected to occur within [**] after the Effective Date, and completion of the POC Study, respectively, Telix will provide a report detailing the results of such pre-clinical studies or POC Study, respectively, to Lilly.”

•     Section 12.5(c) is hereby deleted and replaced in its entirety by the following provision:

“Termination for Telix Failure to Conduct POC Study. Lilly shall be entitled to terminate this Agreement on written notice to Telix if FPI has not occurred with respect to the POC Study by the third (3rd) anniversary of the Effective Date and is not cured within [**] following notice from Lilly indicating an intent to terminate for such failure.”

•      Exhibit B is hereby deleted and replaced in its entirety by the Exhibit B in Annex 1 to this Amendment #1.

SIGNATURE

Executed as an agreement by the party’s authorized representatives:

Signed by Telix Signature: /s/ Jonathan Barlow Name of Authorised Signatory: Jonathan Barlow Title of Authorised Signatory: SVP - Global Business Dev't Date: 12-Dec-23	Signed by Lilly Signature: /s/ David White Name of Authorised Signatory: David White Title of Authorised Signatory: Director Date: 17-Jan-24